                                                 This filing is made pursuant to
                                                        Rule 424(b)(3) under the
                                             Securities Act of 1933, as amended,
                                                              in connection with
                                      Registration Nos. 333-46191 and 333-46211.


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+This prospectus supplement relates to effective registration statements under + +the Securities Act of 1933, but is not complete and may be changed. This + +prospectus supplement and the accompanying prospectuses are not an offer to + +sell these securities and are not soliciting an offer to buy these securities +
+in any state where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 30, 2001
   PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUSES DATED FEBRUARY 27, 1998

                                7,707,856 Shares

                               [LandAmerica logo]

                                  Common Stock

                                  -----------

  The shares of common stock are being sold by Reliance Insurance Company. LandAmerica Financial Group, Inc. will not receive any of the proceeds from the shares of common stock sold by the selling shareholder.

  Our common stock is listed on The New York Stock Exchange under the symbol "LFG". The last sale price on January 29, 2001, as reported on The New York Stock Exchange, was $45.82 per share.

  The underwriters have an option to purchase a maximum of 1,156,178 additional shares to cover over-allotments of shares.

  Investing in the common stock involves risks. See "Risk Factors" on page S-
10.

                                                       Underwriting  Proceeds to
                                              Price to Discounts and   Selling
                                               Public   Commissions  Shareholder
                                              -------- ------------- -----------
Per Share....................................
Total........................................

  Delivery of the shares of common stock will be made on or about      , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectuses to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                            Morgan Stanley Dean Witter

                            Bear, Stearns & Co. Inc.

             The date of this prospectus supplement is      , 2001.

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                          Page
                                                                          ----
Summary..................................................................  S-3
Risk Factors............................................................. S-10
Regulatory and Other Limitations on Purchases in the Offering............ S-12
Forward-Looking and Cautionary Statements................................ S-13
Use of Proceeds.......................................................... S-13
The Selling Shareholder.................................................. S-14
Effects of the Offering on the Company and the Selling Shareholder....... S-14
Price Range of Common Stock and Dividends................................ S-15
Capitalization........................................................... S-17
Selected Historical Financial Data....................................... S-18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-20
Underwriting............................................................. S-27
Notice to Canadian Residents............................................. S-29
Legal Matters............................................................ S-30
Experts.................................................................. S-30

                                  Prospectus
                       4,039,473 Shares of Common Stock

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Forward-Looking and Cautionary Statements..................................   3
Risk Factors...............................................................   4
The Company................................................................   7
Use of Proceeds............................................................   7
The Selling Shareholder....................................................   7
Plan of Distribution.......................................................   9
Description of Capital Stock...............................................  11
Shares Eligible for Future Sale............................................  19
Legal Matters..............................................................  20
Experts....................................................................  20

                                  Prospectus
                      2,200,000 Shares of Preferred Stock
                       4,824,561 Shares of Common Stock

                                                                            Page
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Forward-Looking and Cautionary Statements..................................   3
Risk Factors...............................................................   4
The Company................................................................   7
Use of Proceeds............................................................   8
Ratio of Earnings to Fixed Charges.........................................   8
The Selling Shareholder....................................................   8
Plan of Distribution.......................................................   9
Description of Capital Stock...............................................  11
Shares Eligible for Future Sale............................................  20
Legal Matters..............................................................  20
Experts....................................................................  20

                               ----------------

  You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectuses. We have not, and the selling shareholder and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectuses may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectuses may only be accurate on the date on the front cover of this prospectus supplement and on the accompanying prospectuses. You may obtain copies of the information that we incorporate by reference into this prospectus supplement and the accompanying prospectuses by contacting Russell
W. Jordan, III, Esquire, Secretary and General Counsel, LandAmerica Financial Group, Inc., 101 Gateway Centre Parkway, Gateway One, Richmond, Virginia 23235-5153, telephone number (804) 267-8000.

                                    SUMMARY

  This Summary highlights information about LandAmerica Financial Group, Inc. and the offering. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectuses to which it relates.

                       LandAmerica Financial Group, Inc.

Introduction

  We are one of the largest providers of information services and products that are used to facilitate the purchase, sale, transfer and financing of real estate. According to 1999 industry data, we are the second largest title insurer in the United States based on title revenues. In addition to title insurance, we provide other services for real estate transactions including title search, examination, escrow and closing services to a broad based customer group that includes lenders, developers, real estate attorneys and home buyers and sellers. We are increasingly focused on providing value-added real estate transaction management services to our customers. We believe that these services create value for our customers by increasing the speed and efficiency of real estate transactions through coordinating and managing the products and services required for settlement of these transactions.

  Title insurance is generally accepted as the most efficient means of determining title to, and priority of interests in, real estate in nearly all parts of the United States. We have a strong presence in the residential real estate market and we are a premier provider of title insurance for commercial transactions, which account for approximately 20% of our title operating revenues. We issue title insurance policies through our three principal title underwriting subsidiaries, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company. We operate throughout the entire United States (except Iowa, which does not recognize title insurance) and in certain United States territories and Canadian provinces. We issue title insurance policies through our direct operations and through independent title insurance agents, which accounted for 43.7% and 56.3%, respectively, of our title operating revenues for the first nine months of 2000.

  As part of our increased focus on real estate transaction management, we acquired Primis, Inc., a leading web-based provider of appraisal and other real estate-related services, in October 2000 and merged it with our LandAmerica OneStop(R) operations. LandAmerica OneStop delivers title and real estate-related services throughout the country from a single point of contact to lenders, builders, real estate agents and internet aggregators, who are increasingly demanding "one-stop" bundled delivery of services. The Primis acquisition provides us with a sophisticated technology platform from which to deliver these services. We believe that the technology platform and significant in-house appraisal capabilities acquired with Primis give us a competitive advantage in the coordinated delivery of real estate-related services to large national mortgage originators.

Title Insurance Market

  The title insurance industry in the United States has grown from total revenues of $5.8 billion in 1994 to $8.7 billion in 1999, representing a 8.4% compound annual growth rate, according to Corporate Development Services, Inc., a Maryland-based independent title insurance consulting firm. We and four other title insurers--Fidelity National Financial, Inc., First American Corporation, Old Republic International Corporation and Stewart Information Services, Inc.-- accounted for 89% of net premiums collected in 1999, the latest year for which this data is available.

Our Business Strategy

  Our strategic emphasis focuses on three principal areas--developing our capabilities to manage the delivery of real estate-related services, growing our title operations and increasing our efficiency and managing our operating costs. Our long term objective is to enhance our position as a premier, low cost national provider of real estate-related products and services and to maximize our profitability throughout the real estate market cycle.

Increasing Focus on Real Estate Transaction Management Services

  National mortgage originators have become an increasingly important participant in the mortgage finance market. The market share of the top ten national residential mortgage originators increased from 37.9% in 1999 to 40.1% in 2000, according to Inside Mortgage Finance. These large national mortgage lenders are increasingly demanding that a number of services related to the mortgage financing process be available from and billed by a single source. Each lender seeks a quick and efficient response to avoid the loss of the business to a competitor. These services include property inspections and warranties, credit reporting, centralized closing, document preparation, property appraisal and valuation, flood certification and real estate tax services.

  To respond to this market need, we created LandAmerica OneStop to offer "one-stop shopping" for a broad array of services relating to real estate transactions. LandAmerica OneStop provides national mortgage originators with a single, convenient point of contact through which they may place all of their orders for title insurance and real estate-related services. LandAmerica OneStop creates value for lenders by increasing the speed and efficiency of real estate transactions through coordinating and managing the products and services required for settlement of these transactions. We believe that our technology-enhanced national distribution system enables us to service national mortgage providers better than many of our competitors.

  The acquisition of Primis expanded our capabilities by providing a web-based platform from which to enhance and deliver the services offered by LandAmerica OneStop. Although the volume of transactions currently placed through LandAmerica OneStop accounts for less than three percent of our total operating revenues on an annualized basis, we believe that LandAmerica OneStop will be increasingly important in the next few years in attracting and retaining the business of the large national mortgage lenders as well as other multi-state transaction originators.

Expanding Title Insurance Distribution Channels

  We believe that the most effective way to grow our title insurance revenues is through the selective expansion of our channels of distribution. We plan to achieve this in several ways:

  . First, we continuously seek to hire experienced industry professionals with strong local relationships. Local residential business is largely relationship driven and individuals with a loyal following of real estate professionals can generate significant revenues.

  . Second, we plan to continue to open new direct offices in markets with the potential for significant transaction volume as well as opening satellite offices to enhance our client presence.

  . Third, we intend to continue to make selective opportunistic acquisitions of, and engage in joint ventures with, title insurance companies and agencies in order to strengthen our presence in particularly attractive markets and broaden our geographic presence.

Providing High Quality Service

  We believe that high quality service, defined as the prompt and accurate production and delivery of products and services, is a critical competitive factor in developing successful long-term relationships with our customers. Service quality is particularly important to the growing national mortgage lender customer base.

Maintaining Commercial Real Estate Market Strength

  We have historically been a premier underwriter of title insurance for commercial transactions. Participation in the commercial real estate market is attractive for us as the operating margins are generally better than those provided in residential real estate transactions. In addition, commercial business partially offsets some of the cyclicality of the residential real estate market, where transaction volumes are more susceptible to changes in interest rates. We have been able to maintain our presence in the commercial real estate market primarily due to the claims-paying ability ratings of our underwriting subsidiaries, our strong capital position, the high quality service that we provide and our expertise in handling complex transactions. In particular, the combined capital position of our three principal underwriting subsidiaries enables us to underwrite large commercial policies while purchasing less reinsurance, thus increasing the profitability of this business.

Achieving Economies of Scale

  Cost control is the primary means by which we achieve economies of scale in our core title insurance related operations as losses resulting from claims under title insurance policies represent a relatively small part of our overall costs. We believe that the increases in our revenues and order count since the acquisition of Commonwealth and Transnation in 1998 have produced significant economies of scale. We are implementing the following plans to further improve our efficiency:

  . Service Center Concept. Operating costs constitute the largest portion of expenses relating to providing title insurance and are relatively high compared to other types of insurers. In many of our major markets, we have implemented the Service Center Concept, in which our three principal operating subsidiaries share a single back office processing center in a geographic region while continuing to market from separate storefronts under different brand names. This concept has enabled us to reduce our cost per order in those markets. Service centers are now in place in major markets such as Denver, Seattle, Portland, Houston, Chicago, Detroit, San Francisco, Philadelphia, Orlando, Tampa, and Ft. Lauderdale.

  . Workflow Process Redesign. We are committed to the development of electronic commerce and the redesign of our traditional workflow processes. In an effort to reduce expenses and improve service, we initiated a workflow process redesign throughout the company in 1999. While we have achieved some benefits of a streamlined and more efficient workflow, more benefits will be achieved when the entire company uses one interconnected title production and closing system. We have developed and introduced an internet-based software program to handle title policy production and real estate closings. Benefits of the system include a reduction in staffing levels accompanied by an increase in the speed an order can be processed. The new system allows us to receive orders electronically and to deliver the title report and closing statement as email attachments, thus improving our service to our customers.

Enhancing Cost Control Flexibility

  Our business is cyclical and typically expands and contracts with the overall level of activity in the real estate market. We aggressively manage our expenses to reflect changes in the level of market activity and, as a result, our employee base has expanded and contracted over time. For example, our average staffing levels have decreased from a peak level of 10,700 in December 1998 to 7,800 in December 2000 (excluding the impact of the Primis acquisition). In order to more efficiently manage personnel costs throughout the real estate cycle, we have increasingly relied on temporary or part time employees to staff operations so that we can respond promptly to changes in real estate activity.

  We are a Virginia corporation. Our principal executive offices are at 101 Gateway Centre Parkway, Gateway One, Richmond, Virginia 23235-5153, and our telephone number is (804) 267-8000.

                              2000 Earnings Update

  On January 30, 2001, we issued a press release in which we announced earnings for the fourth quarter ended December 31, 2000 of $13.1 million, or $0.70 per diluted share, excluding amortization of goodwill and other acquisition-related intangibles, a one-time charge for integration of our acquisition of Primis and a one-time non-cash adjustment to intangibles. This compares to $15.8 million, or $0.84 per diluted share, reported by us in the comparable quarter of 1999. The acquisition-related amortization totaled $2.4 million in the 2000 quarter compared to $2.7 million in the 1999 quarter. The after-tax integration charges in the fourth quarter of 2000 were $600,000 while there were no such charges in the fourth quarter of 1999. The one-time after-tax adjustment to intangibles of $114.3 million consists primarily of a $110.3 million adjustment to goodwill related to the change in our method for assessing goodwill.

  Including acquisition-related costs, integration charges and the intangibles adjustment for the 2000 reporting period, we reported a net loss of $104.3 million, or $7.88 per diluted share, compared to net income of $13.1 million, or $0.70 per diluted share, in the 1999 reporting period.

  In the fourth quarter of 2000, we elected to change our accounting policy for assessing goodwill from one based on undiscounted cash flows to one based on discounted cash flows. We believe that using the discounted cash flow approach to assess recoverability is a preferable policy as it is consistent with the methodology used by us to evaluate investment and acquisition decisions.

  Operating revenues, before investment income, totaled $463.7 million for the fourth quarter of 2000, a decline of almost 5% from the same quarter of 1999. Due to the higher interest rate environment during most of 2000, we experienced lower revenue levels in 2000 than in the prior year. The decline in operating revenues in the fourth quarter of 2000 was the smallest experienced during the year.

  For the full year 2000, our earnings were $46.3 million, or $2.53 per diluted share, excluding amortization of goodwill and other acquisition-related intangibles, one-time charges for integration and the one-time adjustment to intangibles. This compares to $64.7 million, or $3.32 per diluted share, for the comparable 1999 period. The acquisition-related amortization totaled $10.8 million in the 2000 reporting period compared to $10.4 million in the 1999 period. During the year, we recorded one-time, after-tax charges of $2.0 million for personnel and termination costs of our Data Trace title plant joint venture and the integration of the Primis acquisition. Including the amortization, one-time integration charges and the one-time adjustment to intangibles, there was a net loss of $80.8 million, or $6.60 per diluted share, for the 2000 full year period and net income of $54.3 million, or $2.79 per diluted share, for the full year period of 1999. The full year 1999 included after-tax losses from the sale of investments of $1.0 million, or $0.05 per diluted share, while the 2000 period included after-tax losses on the sale of investments of $178,000, or about $0.01 per diluted share.

                                  The Offering

 Common stock offered by the selling
  shareholder (1)...................... 7,707,856 shares

 Shares of common stock outstanding
  after this offering (2).............. 17,185,202 shares

 Use of proceeds....................... We will not receive any of the proceeds from the sale of shares of
                                        common stock in this offering.

 Dividend policy....................... We currently intend to continue to pay quarterly dividends of $0.05 per share
                                        of common stock ($0.20 annually). The
                                        declaration of dividends is in the
                                        discretion of our board of directors
                                        and subject to certain regulatory and
                                        other constraints.

 NYSE symbol........................... "LFG"

----------------
(1) As of date of this prospectus supplement, the selling shareholder, Reliance Insurance Company, owns 4,039,473 shares of common stock and 2,200,000 shares of preferred stock with a stated value of $50 per share, which shares of preferred stock are convertible at a conversion price of $22.80 into an additional 4,824,561 shares of common stock. The selling shareholder is offering all 4,039,473 shares of common stock that it currently owns and 3,668,383 shares of common stock that it will acquire from us when it converts shares of preferred stock concurrently with this offering.

(2) This amount is based on the number of shares of common stock outstanding as of January 23, 2001, and 3,668,383 shares of common stock that the selling shareholder will acquire from us upon the conversion of shares of preferred stock for purposes of this offering. This amount does not include

    . 1,045,500 shares of common stock issuable upon the exercise of outstanding stock options, of which 489,000 were exercisable at a weighted average exercise price of $21.96, and

    . 1,156,178 shares of common stock that may be sold by the selling shareholder upon the exercise of the underwriters' over-allotment option.

    If the underwriters exercise their over-allotment option, the selling shareholder will acquire the additional shares of common stock from us by converting the remaining shares of preferred stock that it owns concurrently with the exercise of the over-allotment option.

                       Summary Historical Financial Data

  The following table sets forth selected financial data and other operating information that should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectuses. The selected financial data for the five years ended December 31, 1999 in the table are derived from our consolidated financial statements. The financial data for the nine month periods ended September 30, 1999 and 2000 are derived from unaudited financial statements. Operating results for the nine months ended September 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. See page S-6 for a discussion of the results for the quarter and year ended December 31, 2000.

                       LandAmerica Financial Group, Inc.
                       Selected Historical Financial Data

                                                                                Nine Months Ended
                                      Years Ended December 31,                    September 30,
                          --------------------------------------------------  ----------------------
                            1995     1996     1997       1998        1999        1999        2000
                          -------- -------- --------  ----------  ----------  ----------  ----------
                                 (Dollars in thousands, except per share and other data)
Operating Results Data:
 Revenues:
  Operating revenues....  $467,361 $557,758 $622,781  $1,799,534  $2,000,014  $1,512,358  $1,287,617
  Net investment
   income...............    12,501   13,053   16,554      46,519      49,578      37,051      38,144
  Net realized
   investment gains.....     2,970   23,371     (236)      2,817      (1,579)     (1,563)       (144)
                          -------- -------- --------  ----------  ----------  ----------  ----------
  Total revenues........   482,832  594,182  639,099   1,848,870   2,048,013   1,547,846   1,325,617
 Expenses:
  Salaries and employee
   benefits.............   155,920  184,274  200,488     527,827     561,744     432,595     379,314
  Agents' commissions...   167,031  192,590  218,358     712,933     891,928     663,813     566,286
  Provision for policy
   and contract claims..    24,297   29,211   33,749      93,563      97,014      74,197      56,727
  Assimilation costs
   (1)..................        --       --       --      11,517          --          --          --
  Interest expense......     1,032      408      461      10,659      12,068       8,748      10,153
  General,
   administrative and
   other................   110,692  132,159  145,574     346,069     400,389     303,589     277,503
                          -------- -------- --------  ----------  ----------  ----------  ----------
  Total expenses........   458,972  538,642  598,630   1,702,568   1,963,143   1,482,942   1,289,983
 Income before income
  taxes.................    23,860   55,540   40,469     146,302      84,870      64,904      35,634
 Provision for income
  taxes.................     6,809   19,021   14,312      53,274      30,553      23,690      12,116
                          -------- -------- --------  ----------  ----------  ----------  ----------
 Net income.............    17,051   36,519   26,157      93,028      54,317      41,214      23,518
 Preferred stock
  dividends.............        --       --       --      (6,502)     (7,700)     (5,775)     (5,775)
                          -------- -------- --------  ----------  ----------  ----------  ----------
 Net income available to
  common shareholders...  $ 17,051 $ 36,519 $ 26,157  $   86,526  $   46,617  $   35,439  $   17,743
                          ======== ======== ========  ==========  ==========  ==========  ==========
Per Share Data:
 Earnings per common
  share.................  $   1.92 $   4.11 $   2.93  $     6.13  $     3.21  $     2.39  $     1.32
 Earnings per common
  share--diluted........      1.89     4.01     2.84        5.05        2.79        2.08        1.28
 Earnings per common
  share--diluted
  (excluding
  amortization of
  goodwill and other
  acquisition-related
  intangibles)..........      2.19     4.38     3.18        5.60        3.32        2.47        1.74
 Weighted average common
  shares outstanding
  (000s)................     8,885    8,888    8,924      14,120      14,532      14,800      13,408
 Weighted average
  shares--diluted
  (000s)................     9,039    9,102    9,224      18,421      19,503      19,794      18,314
 Dividends declared per
  common share..........  $   0.18 $   0.20 $   0.20  $     0.20  $     0.20  $     0.15  $     0.15

                                                                                 Nine Months Ended
                                     Years Ended December 31,                      September 30,
                         ----------------------------------------------------  ----------------------
                           1995      1996      1997       1998        1999        1999        2000
                         --------  --------  --------  ----------  ----------  ----------  ----------
                                (Dollars in thousands, except per share and other data)
Other Data:
 Title policies issued..  670,447   790,829   827,298   2,784,245   2,913,960   2,215,709   1,698,318
 Title insurance
  operating revenues:
  Percentage direct
   operations...........     51.7%     53.5%     53.2%       48.9%       42.7%       43.6%       43.7%
  Percentage agency
   operations...........     48.3%     46.5%     46.8%       51.1%       57.3%       56.4%       56.3%
                         --------  --------  --------  ----------  ----------  ----------  ----------
                            100.0%    100.0%    100.0%      100.0%      100.0%      100.0%      100.0%
                         ========  ========  ========  ==========  ==========  ==========  ==========

 Loss ratio (2).........      5.2%      5.2%      5.4%        5.2%        4.9%        4.9%        4.4%
 Expense ratio (3)......     92.5%     91.0%     90.1%       87.6%       92.2%       92.1%       94.3%
                         --------  --------  --------  ----------  ----------  ----------  ----------
 Combined ratio (4).....     97.7%     96.2%     95.5%       92.8%       97.1%       97.0%       98.7%
                         ========  ========  ========  ==========  ==========  ==========  ==========
                                         At December 31,                         At September 30,
                         ----------------------------------------------------  ----------------------
                           1995      1996      1997       1998        1999        1999        2000
                         --------  --------  --------  ----------  ----------  ----------  ----------
Balance Sheet Data:
 Cash and investments... $285,472  $316,052  $333,273  $  964,700  $  907,999  $  877,879  $  899,521
 Total assets...........  475,843   520,968   554,693   1,692,358   1,657,921   1,662,182   1,659,482
 Total debt.............    4,146     5,036     6,994     207,792     207,653     207,675     184,400
 Reserve for policy and
  contract claims.......  193,791   196,285   202,477     521,894     554,450     549,276     559,293
 Shareholders' equity...  238,385   262,168   292,404     771,189     730,703     747,268     751,901
 Book value per share
  attributable to common
  shareholders.......... $  26.83  $  29.49  $  32.62  $    43.23  $    45.37  $    44.96  $    47.53

----------------
(1) We recorded assimilation costs of approximately $11.5 million in 1998, which consisted of $9.4 million in costs incurred to exit certain leases and to dispose of certain title plants, and $2.1 million in costs associated with the termination of employees for which employee severance benefits were accrued, in connection with our acquisition of Commonwealth and Transnation. We expensed the exit and termination costs related to Lawyers Title leases and employees and capitalized the exit and termination costs related to Commonwealth and Transnation leases and employees.
(2) The loss ratio equals the provision for policy and contract claims as a percentage of operating revenues.
(3) The expense ratio equals total operating expenses excluding interest expense, amortization of goodwill, assimilation costs and provision for policy and contract claims as a percentage of operating revenues.
(4) The combined ratio equals the sum of the loss ratio and the expense ratio.

                                  RISK FACTORS

  Before you invest in our common stock, you should be aware of various risks, including the risks described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectuses, before you decide whether to purchase shares of our common stock.

Our Results of Operations and Financial Condition Are Susceptible to Changes in Economic Conditions

  The demand for title insurance is dependent upon, among other things, the volume of commercial and residential real estate transactions. The volume of these transactions has historically been influenced by factors such as interest rates and the state of the overall economy. For example, when interest rates are increasing or during an economic downturn or recession, real estate activity typically declines and the title insurance industry tends to experience lower revenues and profitability. The historical volume of premiums and fees and profitability recognized by Commonwealth, Lawyers Title and Transnation has been cyclical and is expected to fluctuate in the future. In addition, changes in interest rates may have an adverse impact on our return on invested cash, the market value of our investment portfolio and interest paid on our bank debt.

Competition in the Title Insurance Industry Affects Our Revenues

  The title insurance business is very competitive, primarily in the areas of price, service and expertise. For larger commercial customers and mortgage originators, the size and financial strength of the title insurer are also important factors. Although we are one of the largest title insurance organizations in the country, based on premium and fee revenues, four other title insurance underwriters--Fidelity National, First American, Old Republic and Stewart Information Services--have the size, capital base and agency networks to compete effectively with us. In addition, some of them may have, or will have in the future, capital and other resources that are more significant in amount than ours. The removal of regulatory barriers in the future may also result in new competitors, including financial institutions, entering the title insurance business. Competition among the major title insurance companies and any new entrants could lower our premium and fee revenues.

Rapid Technological Change in Our Industry Requires Timely and Cost-Effective Responses

  The title insurance industry is subject to rapid technological change, frequent new product and service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate technological changes and to offer products and services that meet evolving standards on a timely and cost-effective basis. The development and implementation of new technologies will require significant capital and other resources. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce new products and services in a timely and cost-effective manner. In addition, products and services that our competitors and other real estate industry participants develop or introduce may render our products and services obsolete or noncompetitive. Advances in technology could also reduce the useful lives of our products, preventing us from recovering fully our investment in particular technologies. As a result, technological change may have a material adverse effect on our business, operating results or financial condition.

We May Not Succeed in Implementing Our Strategy of Becoming a Major Provider of Transaction Management Services

  One of our core strategies is to expand our capabilities to manage the delivery of multiple services required in real estate transactions, and to significantly grow the volume of transactions that we manage. We believe that providing quality web-based transaction management services will become increasingly important in maintaining and increasing our revenues, as large national mortgage lenders seek to streamline the mortgage process and reduce transaction costs. Our strategy of using new and developing technologies to deliver products and services represents a significant departure from the traditional industry approach of marketing and providing those services. The implementation of this strategy will require substantial capital resources, as well as substantial attention from management. In addition, LandAmerica OneStop's services may fail to gain market acceptance, particularly from the large national mortgage originators. Furthermore, there are relatively low barriers to entry into the market for real estate transaction management, as opposed to the regulated title insurance industry, which may result in a large number of competitors, including large national mortgage originators and others having substantially greater financial resources. Any of these developments could have a material adverse effect on our business.

We Rely on Dividends from Our Insurance Subsidiaries

  As a holding company whose principal assets are the securities of its insurance subsidiaries, our ability to meet debt service obligations and pay operating expenses and dividends on our common and preferred stock, if authorized by our board of directors, depends primarily on the receipt of sufficient dividends from our insurance subsidiaries. The insurance statutes and related regulations of Virginia, Pennsylvania and Arizona, among other states, require the maintenance of minimum amounts of statutory capital and place certain restrictions upon the amount of dividends that the insurance subsidiaries may pay. For further discussion of these requirements, you should read the discussion under the subheading "Dividends" beginning on page S-16.

Our Insurance Subsidiaries Are Subject to Government Regulation

  Our insurance subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. These regulations are generally intended for the protection of policyholders rather than security holders. The nature and extent of these regulations vary from jurisdiction to jurisdiction, but typically involve:

  . regulation of dividend payments and other transactions between affiliates

  . prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company

  . regulation of certain transactions entered into by an insurance company with any of its affiliates

  .  approval of premium rates for insurance

  . standards of solvency and minimum amounts of capital surplus that must be maintained

  .  limitations on types and amounts of investments

  . restrictions on the size of risks that may be insured by a single company

  .  licensing of insurers and agents

  .  deposits of securities for the benefit of policyholders

  .  approval of policy forms

  .  methods of accounting

  .  establishing reserves for losses and loss adjustment expenses

  .  regulation of underwriting and marketing practices

  .  regulation of reinsurance

  . filing of annual and other reports with respect to financial condition and other matters

  These regulations may impede, or impose burdensome conditions on, rate increases or other actions that we might want to take to enhance our operating results. In addition, state regulatory examiners perform periodic examinations of insurance companies.

  The insurance regulatory framework has recently been subject to review by the National Association of Insurance Commissioners, state legislators and insurance regulators in the United States Congress. We cannot give any assurance that future legislative or regulatory changes resulting from this activity will not adversely affect us or our subsidiaries.

Our Governing Documents and State Laws Have Anti-Takeover Effects

  Our Articles of Incorporation and Bylaws and our shareholder rights plan, as well as Virginia corporation law and the insurance laws of various states, all contain certain provisions that could have the effect of discouraging a prospective acquiror from making a tender offer, or which may otherwise delay, defer or prevent a change in control in our ownership. For further information on these provisions, you should read the discussion under the heading "Description of Capital Stock" beginning on page 11 of either of the accompanying prospectuses.

                        REGULATORY AND OTHER LIMITATIONS
                          ON PURCHASES IN THE OFFERING

  We are subject to state insurance laws and regulations. As a result, any person or group that acquires shares of common stock in this offering and, as a result, beneficially owns more than a particular threshold percentage of our issued and outstanding common stock, will be required to obtain approval from various state insurance departments. Under Florida law, any person who, alone or in conjunction with any affiliated person, acquires 5% or more of our outstanding voting shares would have to file a statement with the Florida Department of Insurance no later than five days after such purchase and receive its approval. If Florida insurance regulators disapprove a purchase, a purchaser would be required to divest any applicable shares. In addition, any acquisition of shares in violation of the Florida regulations, including the failure to make the proper filings, would render the purchase void under Florida law.

  All states where we are subject to regulation, including Florida, have laws that impose filing requirements on persons who beneficially own 10% or more of our voting shares. Purchasers in this offering should be aware of these regulatory limitations on the amount of the common stock that they may acquire and own and consult their legal counsel prior to participating in this offering in order to assure compliance.

  In addition, under the terms of the voting and standstill agreement that we have described in this prospectus supplement under the heading "Effects of the Offering on the Company and the Selling Shareholder" on page S-14, the selling shareholder may not knowingly transfer any of its shares to any person or group without our consent if that person or group would become, following the transfer, the beneficial owner of more than 9.9% of the issued and outstanding shares of our common stock.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

  We caution you that this prospectus supplement, the accompanying prospectuses and the documents that we incorporate by reference into the accompanying prospectuses include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those acts. Among other things, these statements relate to our financial condition, results of operation and business. These forward-looking statements are generally identified by phrases such as "we expect," "we believe" or words of similar import. These forward-looking statements are based upon management's current knowledge and assumption about future events and involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Further, any forward-looking statement is specifically qualified in its entirety by the following cautionary statements and the "Risk Factors" that appear in this prospectus supplement beginning on page S-10.

  In connection with the title insurance industry in general, factors that may cause actual results to differ materially from those contemplated by forward-looking statements include the following:

  . The costs of producing title evidence are relatively high, while premium revenues are subject to regulatory and competitive restraints.

  . Real estate activity levels have historically been cyclical and are influenced by factors such as interest rates and the condition of the overall economy.

  . The value of our investment portfolio is subject to fluctuation based on similar factors.

  . The title insurance industry may be exposed to substantial claims by large classes of claimants.

  . The industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid by our insurance subsidiaries without prior regulatory approval.

  We caution you that the foregoing list of important factors is not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us or on our behalf.

                                USE OF PROCEEDS

  Reliance Insurance Company is offering all of the shares of common stock in this offering and will receive all of the proceeds from their sale. We will not receive any of the proceeds from the sale of any shares of common stock in this offering.

                            THE SELLING SHAREHOLDER

  The selling shareholder is Reliance Insurance Company, a Pennsylvania corporation. Reliance is an indirect, wholly-owned subsidiary of Reliance Group Holdings, Inc., a publicly traded company.

  The selling shareholder currently owns 4,039,473 shares of common stock, which represent approximately 29.9% of the issued and outstanding shares of common stock. In addition, the selling shareholder owns 2,200,000 shares of preferred stock, which are convertible into 4,824,561 shares of common stock. If the selling shareholder converts all of these shares of preferred stock into shares of common stock, which it is entitled to do upon certain events specified in the preferred stock designation, the selling shareholder would own 8,864,034 shares of common stock, which would represent 48.3% of the then issued and outstanding shares of common stock. For further information on our preferred stock and the events that could permit the early conversion of shares of preferred stock into shares of common stock, you should read the discussion under the heading "Series B Preferred Stock" beginning on page 12 of either of the accompanying prospectuses and the discussion under the heading "Acquisition Covenants Regarding Non-Performance Remedies" beginning on page 18 of either of the accompanying prospectuses.

  In connection with this offering, the selling shareholder will convert shares of preferred stock into 3,668,383 shares of common stock (or all 4,824,561 shares of common stock if the underwriters exercise their over-allotment option in full).

  Following the sale of the 7,707,856 shares of common stock included in this offering, the selling shareholder will own no shares of common stock and 527,217 shares of preferred stock. These shares of preferred stock will be convertible into 1,156,178 shares of common stock, which would represent approximately 6.3% of the issued and outstanding shares of common stock. If the underwriters exercise their over-allotment option in full, the selling shareholder will own no shares of common stock or preferred stock and will have sold its entire equity interest in us.

                     EFFECTS OF THE OFFERING ON THE COMPANY
                          AND THE SELLING SHAREHOLDER

  Reliance Insurance Company has certain rights with respect to us that will terminate when the offering closes.

  On February 27, 1998, we acquired Commonwealth and Transnation from the selling shareholder. In connection with this acquisition, we issued to the selling shareholder 4,039,473 shares of common stock and 2,200,000 shares of preferred stock. The shares of preferred stock are convertible into 4,824,561 shares of common stock. As of the date of this prospectus supplement, the selling shareholder has not sold or otherwise disposed of any of these shares of common stock or preferred stock.

  A voting and standstill agreement entered into by us, the selling shareholder and Reliance Group Holdings, Inc. at the time of the acquisition and share issuance described above provides the selling shareholder and its affiliates with certain rights. For example, the selling shareholder has the right to nominate, depending on its percentage of ownership in us, up to three members of our board of directors. Our board of directors consists of 14 members, and George E. Bello and Howard E. Steinberg currently serve as directors designated by the selling shareholder. The third individual that the selling shareholder had nominated, Lowell C. Freiberg, resigned from our board of directors in January 2001, and the selling shareholder has not provided us with a replacement nominee as the date of this prospectus supplement.

  The voting and standstill agreement, however, terminates when the selling shareholder's ownership of shares of common stock, including the shares of common stock into which the shares of preferred stock are convertible, is less than 15% of the issued and outstanding shares of common stock on a fully diluted basis. This termination will occur when the offering closes, whether or not the underwriters exercise their over-allotment option. At that time, the selling shareholder will no longer be entitled to any of the rights provided to it under this agreement, including the right to nominate any members to our board of directors, and we expect to reduce the number of our directors from 14 to 11. Under our bylaws, we are generally permitted to increase or decrease the size of our board of directors at any time by board action. For further information on the voting and standstill agreement and the rights of the parties to that agreement, you should read the discussion under the heading "The Selling Shareholder" beginning on page 7 of the accompanying prospectus that relates to shares of our common stock.

  The terms of the preferred stock designation likewise set forth certain rights of and restrictions on the selling shareholder and its affiliates as holders of preferred stock. Specifically, these terms entitle the selling shareholder to certain rights in specific default situations that may affect the rights of the selling shareholder and its affiliates in a manner that could be adverse to the rights of the holders of common stock. To the extent that one of these defaults occurs, the selling shareholder will acquire the right to appoint additional members to our board of directors, including, in the case of a default on one of our material debt obligations or our failure to pay a preferred stock dividend on three occasions, a sufficient number of members so that the selling shareholder's nominees constitute a majority of our board of directors. These extraordinary remedies, however, will no longer be available once the selling shareholder's ownership of shares of common stock, including the shares of common stock into which the shares of preferred stock are convertible, is less than 20% of the issued and outstanding shares of common stock on a fully diluted basis. This will occur when the offering closes, whether or not the underwriters exercise their over-allotment option. At that time, the selling shareholder will no longer be entitled to the extraordinary remedies under the provisions of the preferred stock. For further information on our preferred stock, you should read the discussion under the heading "Series B Preferred Stock" beginning on page 12 of either of the accompanying prospectuses and the discussion under the heading "Acquisition Covenants Regarding Non-Performance Remedies" beginning on page 18 of either of the accompanying prospectuses.


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Price Range of Common Stock

  The following table sets forth the reported high and low sales prices per share of common stock on the NYSE Composite Tape, based on published financial sources, and the dividends per share declared on the common stock for the calendar quarter indicated.

                                                          Price Range
                                                         -------------
                                                          High   Low   Dividends
                                                         ------ ------ ---------
Year Ended December 31, 1999
 First quarter.......................................... $58.94 $28.50   $0.05
 Second quarter.........................................  33.56  27.13    0.05
 Third quarter..........................................  30.50  19.13    0.05
 Fourth quarter.........................................  21.75  15.56    0.05
Year Ended December 31, 2000
 First quarter.......................................... $22.00 $16.31   $0.05
 Second quarter.........................................  23.19  16.06    0.05
 Third quarter..........................................  29.63  20.50    0.05
 Fourth quarter.........................................  42.94  26.75    0.05
Year Ended December 31, 2001
 First quarter (through January 29, 2001)............... $47.19 $36.13     --

  As of January 29, 2001, there were approximately 1,504 shareholders of record of common stock.

Dividends

  Our current dividend policy anticipates the payment of quarterly dividends in the future. The declaration and payment of dividends to holders of common stock will be in the discretion of our board of directors, will be subject to contractual restrictions contained in a loan agreement, as described below, and will be dependent upon our future earnings, financial condition and capital requirements and other factors.

  Because we are a holding company, our ability to pay dividends will depend largely on the earnings of, and cash flow available from, our subsidiaries. In a number of states, certain of our insurance subsidiaries are subject to regulations that require minimum amounts of statutory surplus. Under these and other similar statutory regulations, approximately $58.7 million of the net assets of our consolidated subsidiaries were available for dividends, loans or advances to us during 2000.

  In addition to the minimum statutory surplus requirements described above, these insurance subsidiaries are also subject to state regulations that require that the payment of any extraordinary dividends receive prior approval of the insurance regulators of those states. The following table summarizes the insurance regulations that restrict the amount of dividends that Commonwealth, Lawyers Title and Transnation can distribute to us in any 12-month period without prior regulatory approval:

                  Regulatory
  Subsidiary        Agency                               Regulatory Limitation
  ----------    ---------------                          ---------------------

 Commonwealth    Pennsylvania   Payment of dividends or distributions may not exceed the greater of:
                  Department
                 of Insurance    . 10% of such insurer's surplus as of the preceding year end or
                                 . the net income of such insurer for such preceding year.

 Lawyers Title  Virginia Bureau Payment of dividends or distributions is limited to the lesser of:
                 of Insurance
                                 . 10% of such insurer's surplus as of the preceding December 31 or
                                 . the net income, not including realized capital gains, of such insurer for the preceding calendar year.

  Transnation       Arizona     Payment of dividends or distributions is limited to the lesser of:
                  Department
                 of Insurance    . 10% of such insurer's surplus as of the preceding December 31 or
                                 . such insurer's net investment income for the preceding calendar year.

  In addition to regulatory restrictions, our ability to declare dividends is subject to restrictions under a Revolving Credit Agreement, dated as of November 7, 1997, with Bank of America National Trust and Savings Association, which generally limits the aggregate amount of all cash dividends and stock repurchases by us to 25% of our cumulative consolidated net income arising after December 31, 1996. As of December 31, 1999, approximately $21.4 million was available for the payment of dividends by us under the revolving credit agreement. We do not believe that the restrictions contained in the revolving credit agreement will, in the foreseeable future, adversely affect our ability to pay cash dividends at the current dividend rate.

                                 CAPITALIZATION

  The following table sets forth our historical capitalization, as of September 30, 2000, and our pro forma capitalization as adjusted to give effect to the offering by the selling shareholder of 7,707,856 shares of common stock. You should read the information set forth in the table in conjunction with our historical consolidated financial statements and notes thereto, which are part of our quarterly report on Form 10-Q for the period ended September 30, 2000, which is incorporated by reference into this prospectus supplement and the accompanying prospectuses, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear in this prospectus supplement beginning on page S-20.

                                                            September 30, 2000
                                                           --------------------
                                                           Historical Pro Forma
                                                           ---------- ---------
                                                               (Dollars in
                                                                thousands)
   Long term debt:
    Credit Facility.......................................  $184,400  $184,400
                                                            --------  --------
   Shareholders' equity:
    Preferred Stock, no par value, 5,000,000 shares
     authorized; no shares of Series A Preferred Stock
     issued or outstanding and 2,200,000 shares of Series
     B Preferred Stock issued and outstanding and 527,217
     shares of Series B Preferred Stock issued and
     outstanding pro forma................................   175,700    42,105
    Common Stock, no par value, 45,000,000 shares
     authorized; 13,504,319 shares issued and outstanding
     and 17,172,702 shares issued and outstanding pro
     forma (1)............................................   339,804   473,399
    Accumulated other comprehensive loss..................   (23,331)  (23,331)
    Retained earnings.....................................   259,728   259,728
                                                            --------  --------
      Total shareholders' equity..........................   751,901   751,901
                                                            --------  --------
       Total capitalization...............................  $936,301  $936,301
                                                            ========  ========

  ---------------------
  (1) This amount does not include

      . 1,045,500 shares of common stock issuable upon the exercise of outstanding stock options and

      . 1,156,178 shares of common stock that may be sold by the selling shareholder upon the exercise of the underwriters' over-allotment option.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected financial data and other operating information that should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectuses. The selected financial data for the five years ended December 31, 1999 in the table are derived from our consolidated financial statements. The financial data for the nine month periods ended September 30, 1999 and 2000 are derived from unaudited financial statements. Operating results for the nine months ended September 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. See page S-6 for a discussion of the results for the quarter and year ended December 31, 2000.


                       LandAmerica Financial Group, Inc.
                       Selected Historical Financial Data

                                                                                Nine Months Ended
                                      Years Ended December 31,                    September 30,
                          --------------------------------------------------  ----------------------
                            1995     1996     1997       1998        1999        1999        2000
                          -------- -------- --------  ----------  ----------  ----------  ----------
                                 (Dollars in thousands, except per share and other data)
Operating Results Data:
 Revenues:
  Operating revenues....  $467,361 $557,758 $622,781  $1,799,534  $2,000,014  $1,512,358  $1,287,617
  Net investment
   income...............    12,501   13,053   16,554      46,519      49,578      37,051      38,144
  Net realized
   investment gains.....     2,970   23,371     (236)      2,817      (1,579)     (1,563)       (144)
                          -------- -------- --------  ----------  ----------  ----------  ----------
  Total revenues........   482,832  594,182  639,099   1,848,870   2,048,013   1,547,846   1,325,617
 Expenses:
  Salaries and employee
   benefits.............   155,920  184,274  200,488     527,827     561,744     432,595     379,314
  Agents' commissions...   167,031  192,590  218,358     712,933     891,928     663,813     566,286
  Provision for policy
   and contract claims..    24,297   29,211   33,749      93,563      97,014      74,197      56,727
  Assimilation costs
   (1)..................        --       --       --      11,517          --          --          --
  Interest expense......     1,032      408      461      10,659      12,068       8,748      10,153
  General,
   administrative and
   other................   110,692  132,159  145,574     346,069     400,389     303,589     277,503
                          -------- -------- --------  ----------  ----------  ----------  ----------
  Total expenses........   458,972  538,642  598,630   1,702,568   1,963,143   1,482,942   1,289,983
 Income before income
  taxes.................    23,860   55,540   40,469     146,302      84,870      64,904      35,634
 Provision for income
  taxes.................     6,809   19,021   14,312      53,274      30,553      23,690      12,116
                          -------- -------- --------  ----------  ----------  ----------  ----------
 Net income.............    17,051   36,519 $ 26,157      93,028      54,317      41,214      23,518
 Preferred stock
  dividends.............        --       --       --      (6,502)     (7,700)     (5,775)     (5,775)
                          -------- -------- --------  ----------  ----------  ----------  ----------
 Net income available to
  common shareholders...  $ 17,051 $ 36,519 $ 26,157  $   86,526  $   46,617  $   35,439  $   17,743
                          ======== ======== ========  ==========  ==========  ==========  ==========
Per Share Data:
 Earnings per common
  share.................  $   1.92 $   4.11 $   2.93  $     6.13  $     3.21  $     2.39  $     1.32
 Earnings per common
  share--diluted........      1.89     4.01     2.84        5.05        2.79        2.08        1.28
 Earnings per common
  share--diluted
  (excluding
  amortization of
  goodwill and other
  acquisition-related
  intangibles)..........      2.19     4.38     3.18        5.60        3.32        2.47        1.74
 Weighted average common
  shares outstanding
  (000s)................     8,885    8,888    8,924      14,120      14,532      14,800      13,408
 Weighted average
  shares--diluted
  (000s)................     9,039    9,102    9,224      18,421      19,503      19,794      18,314
 Dividends declared per
  common share..........  $   0.18 $   0.20 $   0.20  $     0.20  $     0.20  $     0.15  $     0.15

                                                                                 Nine Months Ended
                                     Years Ended December 31,                      September 30,
                         ----------------------------------------------------  ----------------------
                           1995      1996      1997       1998        1999        1999        2000
                         --------  --------  --------  ----------  ----------  ----------  ----------
                                (Dollars in thousands, except per share and other data)
Other Data:
 Title policies issued..  670,447   790,829   827,298   2,784,245   2,913,960   2,215,709   1,698,318
 Title insurance
  operating revenues:
  Percentage direct
   operations...........     51.7%     53.5%     53.2%       48.9%       42.7%       43.6%       43.7%
  Percentage agency
   operations...........     48.3%     46.5%     46.8%       51.1%       57.3%       56.4%       56.3%
                         --------  --------  --------  ----------  ----------  ----------  ----------
                            100.0%    100.0%    100.0%      100.0%      100.0%      100.0%      100.0%
                         ========  ========  ========  ==========  ==========  ==========  ==========

 Loss ratio (2).........      5.2%      5.2%      5.4%        5.2%        4.9%        4.9%        4.4%
 Expense ratio (3)......     92.5%     91.0%     90.1%       87.6%       92.2%       92.1%       94.3%
                         --------  --------  --------  ----------  ----------  ----------  ----------
 Combined ratio (4).....     97.7%     96.2%     95.5%       92.8%       97.1%       97.0%       98.7%
                         ========  ========  ========  ==========  ==========  ==========  ==========
                                         At December 31,                         At September 30,
                         ----------------------------------------------------  ----------------------
                           1995      1996      1997       1998        1999        1999        2000
                         --------  --------  --------  ----------  ----------  ----------  ----------
Balance Sheet Data:
 Cash and investments... $285,472  $316,052  $333,273  $  964,700  $  907,999  $  877,879  $  899,521
 Total assets...........  475,843   520,968   554,693   1,692,358   1,657,921   1,662,182   1,659,482
 Total debt.............    4,146     5,036     6,994     207,792     207,653     207,675     184,400
 Reserve for policy and
  contract claims.......  193,791   196,285   202,477     521,894     554,450     549,276     559,293
 Shareholders' equity...  238,385   262,168   292,404     771,189     730,703     747,268     751,901
 Book value per share
  attributable to common
  shareholders.......... $  26.83  $  29.49  $  32.62  $    43.23  $    45.37  $    44.96  $    47.53

----------------
(1) We recorded assimilation costs of approximately $11.5 million in 1998, which consisted of $9.4 million in costs incurred to exit certain leases and to dispose of certain title plants, and $2.1 million in costs associated with the termination of employees for which employee severance benefits were accrued, in connection with our acquisition of Commonwealth and Transnation. We expensed the exit and termination costs related to Lawyers Title leases and employees and capitalized the exit and termination costs related to Commonwealth and Transnation leases and employees.
(2) The loss ratio equals the provision for policy and contract claims as a percentage of operating revenues.
(3) The expense ratio equals total operating expenses excluding interest expense, amortization of goodwill, assimilation costs and provision for policy and contract claims as a percentage of operating revenues.
(4) The combined ratio equals the sum of the loss ratio and the expense ratio.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Overview

  Our primary business is the insurance of titles to real property, which is greatly influenced by the real estate economy. During the three year period from 1997 to 1999 and the nine months that ended September 30, 2000, we benefited from the execution of three distinct aspects of our business strategy. Operations were expanded through the acquisition of title insurance agents and underwriters, including the acquisition of Commonwealth and Transnation in 1998, expenses were tightly monitored and controlled, and claims experience improved due to quality control efforts and an improved claims environment. During 1998, we benefited in particular from the acquisition of Commonwealth and Transnation and the strong national real estate economy.

  In October 2000, we acquired Primis, Inc., a leading web-based provider of real estate-related services. The Primis acquisition provides us with a sophisticated technology platform on which to deliver title and real estate-related services through our LandAmerica OneStop operations. The discussion in this section covers only the periods specified and does not reflect this acquisition.

 Revenues

  Our operating revenues, consisting of premiums, title search, escrow and other fees, are dependent on overall levels of real estate and mortgage refinance activity, which are influenced by a number of factors including interest rates and the general state of the economy. In addition, our revenues are affected by our sales and marketing efforts and our strategic decisions based on the rate structure and claims environment in particular markets.

  Premiums and fees are determined both by competition and by state regulation. Operating revenues from direct title operations are recognized at the time real estate transactions close, which is generally 60 to 90 days after the opening of a title order. Operating revenues from agents are recognized when the issuance of a policy is reported to us by an agent. Although agents generally report the issuance of policies on a monthly basis, heightened levels of real estate activity may slow this reporting process. This typically results in delays averaging 90 days from the closing of real estate transactions until the recognition of revenues from agents. As a result, there can be a significant lag between changes in general real estate activity and their impact on the portion of our revenues attributable to agents.

  In addition to the premiums and related fees, we earn investment income from our investment portfolio of primarily fixed-maturity securities. Investment income includes dividends and interest as well as realized capital gains or losses on the portfolio. We regularly reexamine our portfolio strategies in light of changing earnings or tax situations.

 Factors Affecting Profit Margins and Pre-Tax Profits

  Our profit margins are affected by several factors, including the volume of real estate and mortgage refinance activity, policy amount and the nature of real estate transactions. Volume is an important determinant of profitability because we, like any other title insurance company, have a significant level of fixed costs arising from personnel, occupancy costs and maintenance of title plants. Because premiums are based on the face amount of the policy, larger policies generate higher premiums although expenses of issuance do not necessarily increase in proportion to policy size. Cancellations affect profitability because costs incurred both in opening and in processing orders typically are not offset by fees. Commercial transactions tend to be more profitable than residential transactions.

  Our principal expense is commissions paid to independent agents. We regularly review the profitability of our agents, adjusting commission levels or canceling certain agents where profitability objectives are not being met and expanding operations where acceptable levels of profitability are available. We continually monitor our expense ratio, which is the sum of salaries and employee benefits, agency commissions and other expenses (exclusive of interest, goodwill and assimilation costs) expressed as a percentage of operating revenues.

 Claims

  Generally, title insurance claim rates are lower than other types of insurance because title insurance policies insure against prior events affecting the quality of real estate titles, rather than against unforeseen, and therefore less predictable, future events. A provision is made for estimated future claim payments at the time revenue is recognized. Both our experience and industry data indicate that claims activity occurs for more than 20 years after the policy is issued. Management uses actuarial techniques to estimate future claims by analyzing past claim payment patterns. Independent actuaries review the adequacy of reserves on an interim basis and certify as to their adequacy on an annual basis. Management has continued to emphasize and strengthen claims prevention and product quality programs.

 Seasonality

  Historically, residential real estate activity has been generally slower in the winter, when fewer families move, buy or sell homes, with increased volumes in the spring and summer. Residential refinancing activity is generally more uniform throughout the seasons but is highly subject to changes in interest rates. We typically report our lowest revenues in the first quarter, with revenues increasing into the second quarter and through the third quarter. The fourth quarter customarily may be as strong as the third quarter, depending on the level of activity in the commercial real estate market.

  In 1998, the typical seasonality of the title insurance business was influenced by changes in the levels of refinancing activity. For additional information, see "Business--Cyclicality and Seasonality" in our annual report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference into this prospectus supplement and the accompanying prospectuses.

 Contingencies

  For a discussion of pending legal proceedings for the periods covered by this discussion of our financial condition and results of operation, see the "Legal Proceedings" sections in our Form 10-K and our Form 10-Qs, which are incorporated by reference into this prospectus supplement and the accompanying prospectuses.

Results of Operations

          Comparison of Three and Nine Months Ended September 30, 2000
               and Three and Nine Months Ended September 30, 1999

 Net Income

  We reported net income of $7.8 million, or $0.43 per share on a diluted basis, for the third quarter of 2000, compared to net income of $9.2 million, or $0.48 per share on a diluted basis, for the third quarter of 1999. This decrease resulted from a one time after-tax charge of $1.4 million, or $0.08 per share, for personnel and termination costs related to the Data Trace joint venture entered into during the quarter.

  For the nine months ended September 30, 2000, net income was $23.5 million, or $1.28 per share on a diluted basis, compared to $41.2 million, or $2.08 per share on a diluted basis, for the first nine months of 1999. The first nine months of 2000 included an after-tax loss on sales of investments of $0.95 million, or less than $0.01 per diluted share, compared to a first nine months 1999 after-tax loss on sales of investments of $1.0 million, or $0.05 per diluted share. The 2000 nine month period was also impacted by the one time after-tax charges of $1.4 million, or $0.08 per share, related to the joint venture noted above.

 Operating Revenues

  Operating revenues for the third quarter of 2000 were $439.6 million, compared to $501.8 million in the third quarter of 1999. This decline in revenue is due primarily to the effects of interest rate increases on the level of business available, particularly from residential refinancing transactions, as well as a decline in revenues from commercial transactions.

  For the first nine months of 2000, operating revenues were $1.29 billion, compared to $1.51 billion in the corresponding 1999 period. This decrease is primarily the result of increases in mortgage interest rates and the resultant decline in the amount of residential refinancing activity, in addition to a decline in commercial revenue areas, in 2000 compared to 1999.

 Investment Income

  Investment income in the first nine months of 2000 was $38.1 million compared to $37.1 million in the first nine months of 1999. This increase was attributable to increased yields earned on underlying investments partially offset by a decrease in the average amounts invested.

 Expenses

  As a result of the revenue declines discussed above, management instituted aggressive expense management efforts. The results of these efforts were evident in both the first nine months and the third quarter of 2000 compared to the comparable periods of 1999.

  Operating Expenses. Our expense ratio (total expenses less the provision for policy and contract claims, goodwill and interest as a percentage of operating revenues) was 94.4% in the third quarter of 2000 compared to 93.6% in the third quarter of 1999. In the first nine months of 2000, the expense ratio was 94.3% compared to 92.1% in the first nine months of 1999.

  Salaries and Employee Benefits. Personnel-related expenses are a significant portion of total operating expenses in the title insurance industry. These expenses require intensive management through changing real estate cycles. Salary and related expenses decreased 7.7% from $140.7 million in the third quarter of 1999 to $129.9 million in the third quarter of 2000. This decrease resulted from a reduction in average staffing levels from 9,700 in the third quarter of 1999 to 8,200 in the third quarter of 2000. Salary and related expenses were $379.3 million during the first nine months of 2000 compared to $432.6 million in the same period of 1999, a reduction of $53.3 million related to a decrease in staffing levels.

  Agents' Commissions. Commissions paid to title insurance agents are the largest single expense incurred by us. The commission rate varies by geographic area in which the commission was earned. Agents commissions decreased $33.9 million from $225.4 million in the third quarter of 1999 to $191.5 in the third quarter of 2000, which is in direct proportion to the decline in agency revenues. In addition, agents commissions decreased $97.5 million from $663.8 million in the first nine months of 1999 to $566.3 in the first nine months of 2000.

  General, Administrative and Other Expenses. The most significant components of other expenses are outside costs of title production, rent for office space, communications, travel and taxes levied by states on premiums. General administrative and other expenses decreased $11.9 million, or 11%, from $106.1 million in the third quarter of 1999 to $94.2 million in the third quarter of 2000. General, administrative and other expenses also decreased $28.3 million from $303.6 million in the first nine months of 1999 to $275.3 in the first nine months of 2000.

  Provision for Policy and Contract Claims. The loss ratio (the provision for policy and contract claims as a percentage of operating revenues) was 4.4% for the three and nine months ended September 30, 2000, compared to 4.9% for the same periods in 1999. The 2000 ratios reflect the lower amount of business written and continued recognition of improvement in our loss experience. Claims paid as a percentage of operating revenues were 3.8% and 4.0% for the three and nine months ended September 30, 2000, respectively, compared to 3.2% and 3.1% for the same periods in 1999.

 Income Taxes

  Income tax expense was $4.0 million and $12.1 million for the three month and nine month periods ending September 30, 2000. This represented a 34% effective tax rate for both periods.

                  Comparison of Years Ended December 31, 1999,
                    December 31, 1998 and December 31, 1997

 Overview

  On February 27, 1998, we acquired all of the issued and outstanding shares of capital stock of Commonwealth and Transnation from Reliance Insurance Company, a subsidiary of Reliance Group Holdings, Inc. The assets and liabilities of Commonwealth and Transnation have been revalued to their respective fair market values as of that date. Our financial statements reflect our combined operations, including Commonwealth and Transnation, from the closing date of the acquisition. The following discussion includes, in addition to actual results of operations, information on pro forma results of operations that assumes the Commonwealth and Transnation acquisition was effective for the entire years of 1998 and 1997.

 Net Income

  We reported net income of $54.3 million or $2.79 per share on a diluted basis for 1999 compared to $93.0 million or $5.05 per share on a diluted basis in 1998 and $26.2 million or $2.84 per share on a diluted basis in 1997. Exclusive of assimilation costs associated with the Commonwealth and Transnation acquisition, net income was $100.5 million or $5.46 per share on a diluted basis in 1998. Net operating income (which excludes realized investment gains and losses) was $55.3 million, $91.2 million and $26.3 million for the years ended 1999, 1998 and 1997, respectively.

  On a pro forma basis and excluding assimilation costs net income would have been $105.7 million or $5.22 per share on a diluted basis in 1998, and $55.8 million or $2.79 per share on a diluted basis in 1997. On a pro forma basis, and excluding assimilation costs, net operating income was $103.7 million and $54.9 million for the years ended 1998 and 1997, respectively.

 Operating Revenues

  Operating revenues reported for 1999 were $2.00 billion compared to $1.80 billion in 1998 and $622.8 million in 1997. On a pro forma basis, operating revenues in 1998 were $1.94 billion compared to $1.49 billion in 1997. In addition to the inclusion of Commonwealth and Transnation revenues in 1998, the increase in 1998 was the result of increased volumes in residential and commercial resale and refinancing transactions, reflecting the favorable interest rate environment and the general health of the national real estate markets. During 1999, order volume in direct company offices decreased to 833,600 from 1,041,500 in 1998 as a result of the effect on the residential mortgage markets of three interest rate increases initiated by the Federal Reserve in 1999. The resulting decrease in direct revenues was offset by an increase in agency revenues, principally the result of the timing effects of the industry's typical time lag in business reported through independent agents.

 Investment Income

  We reported pre-tax investment income of $48.0 million, $49.3 million and $16.3 million in 1999, 1998 and 1997, respectively. Excluding capital gains and losses, investment income was $49.6 million, $46.5 million and $16.6 million in 1999, 1998 and 1997, respectively. The improvement in 1999 and 1998 was principally due to the addition of earnings from the investments acquired in the Commonwealth and Transnation transaction.

 Expenses

  Operating Expenses. Our expense ratio was 92.2% in 1999 compared to 87.6% in 1998 and 90.1% in 1997. The expense ratio improved in 1998 compared to 1997 reflecting increased operating leverage resulting from the growth in revenues, and the continuing focus on expense management. The increase in the expense ratio in 1999 compared to 1998 resulted from an increase in the amount of agency commissions as the mix of revenues shifted from direct operations to independent agents.

  Assimilation Costs. Assimilation costs on a pre-tax basis of approximately $11.5 million were incurred in 1998 in connection with the acquisition of Commonwealth and Transnation. No assimilation costs were incurred in 1999 or 1997.

  Salaries and Employee Benefits. Personnel-related expenses are a significant portion of total operating expenses in the title insurance industry. These expenses require intensive management through changing real estate cycles. As a percentage of gross title revenues, salary and related expenses were 28.1%, 29.3% and 32.2% in 1999, 1998 and 1997, respectively. In response to the lower level of orders received in direct operations, staffing levels had been decreased to 8,500 by December 1999 from a peak level of 10,700 in December 1998.

  Agents' Commissions. Commissions paid to title insurance agents are the largest single expense incurred by us. The commission rate varies by geographic area in which the commission was earned. Commissions as a percentage of agency revenue were 77.8% in 1999, 77.6% in 1998 and 75.0% in 1997.

  General, Administrative and Other Expenses. The most significant components of other expenses are outside costs of title production, rent for office space, communications, travel and taxes levied by states on premiums.

  Provision for Policy and Contract Claims. Our claims experience has shown improvement in recent years. The loss ratio (the provision for policy and contract claims as a percentage of operating revenues) was 4.9%, 5.2% and 5.4% in 1999, 1998 and 1997, respectively. Claims paid as a percentage of operating revenues were 3.2%, 2.8% and 4.4% in 1999, 1998 and 1997, respectively.

 Income Taxes

  We pay U.S. federal and state income taxes based on laws in the jurisdictions in which we operate. The effective tax rates reflected in the income statement for 1999, 1998 and 1997 differ from the U.S. federal statutory rate principally due to non-taxable interest, dividend deductions, travel and entertainment and company-owned life insurance.

  At December 31, 1999, we had recorded gross deferred tax assets of $112.9 million related primarily to policy and contract claims and employee benefit plans. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain.

  At December 31, 1999, we recorded a valuation allowance of $11.5 million related to the $11.5 million deferred tax asset created by the unrealized losses associated with our investment portfolio. No valuation allowance was recorded at December 31, 1998.

  We reassess the realization of deferred assets quarterly and, if necessary, adjust our valuation allowance accordingly.

Liquidity and Capital Resources

  Cash provided by operating activities for the nine months ended September 30, 2000 was $51.7 million. As of September 30, 2000, we held cash and invested cash of $117.5 million and fixed maturity securities of $769.9 million. Cash provided by operating activities for the years ended December 31, 1999, 1998 and 1997 was $97.6 million, $165.1 million and $18.8 million, respectively.

  In 1999, our board of directors approved plans to repurchase 2.0 million of our issued and outstanding common shares. By December 31, 1999, we had repurchased 1.7 million shares at a cost of $43.4 million. The additional authorized repurchases were completed in the first quarter of 2000. Repurchases were funded from available corporate funds.

  Upon closing the acquisition of Commonwealth and Transnation on February 27, 1998, we incurred debt of $207.5 million under a credit facility and issued 2.2 million shares of 7% Series B Cumulative Convertible Preferred Stock. We estimate that servicing the debt and preferred stock will require approximately $20.0 million per year, which management expects to be funded largely from cash flow from operations. Additionally, management believes that these cash requirements will be partially offset by approximately $15.0 million of federal income tax benefits related to the tax deductibility of interest expense, amortization of intangibles and amortization of tax reserve discount. In view of our historical ability to generate strong, positive cash flows, and our strong cash position and relatively conservative capitalization structure, we believe that we will have sufficient liquidity and adequate capital resources to meet both our short- and long-term capital needs. In addition, we have $53.1 million available under the credit facility that was unused at September 30, 2000.

Interest Rate Risk

  The following table provides information as of September 30, 2000 about our financial instruments that are sensitive to changes in interest rates. For investment securities, the table presents principal cash flows and related weighted interest rates by expected maturity dates. Actual cash flows could differ from the expected amounts.

                           Interest Rate Sensitivity
                     Principal Amount by Expected Maturity
                             Average Interest Rate

                                    Years Ended December 31,
                         ----------------------------------------------------
                                                                     2005 and             Fair
                          2000    2001     2002     2003     2004     after     Total    Value
                         ------  -------  -------  -------  -------  --------  -------- --------
                                                 (dollars in thousands)
Assets:
 Taxable available-
  for-sale
  securities:
  Book value............ $2,706  $27,468  $40,929  $48,614  $32,509  $364,565  $516,791 $502,437
  Average yield.........    5.6%     6.2%     6.2%     6.2%     7.1%      6.9%
 Non-taxable available-
  for-sale securities:
  Book value............    240    3,125    6,949   12,717   17,774   177,160   217,965  214,881
  Average yield.........    6.2%     3.9%     4.5%     4.2%     4.8%      4.8%
 Preferred stock:
  Book value............     --       --       --       --       --    57,081    57,081   52,603
  Average yield.........     --       --       --       --       --       7.5%

  We also have variable rate long-term debt of $180.5 million bearing interest at 6.86% at September 30, 2000. A .25% change in the interest rate would affect income before income taxes by approximately $0.5 million annually.

Recent Litigation

  We and our subsidiaries are involved in certain litigation arising in the ordinary course of their businesses, and some of these matters involve claims of substantial amounts. Although we cannot ascertain the ultimate outcome of this ordinary course litigation at this time, and we cannot predict the results of legal proceedings with certainty, we believe, based on current knowledge, that the resolution of these matters will not have a material adverse effect on our financial position or results of operations.

  In addition to ordinary course litigation, Commonwealth and certain of its current or former employees are defendants in a suit brought by Norwest Mortgage Inc. and Norwest Funding, Inc. ("Norwest") in the Superior Court for the County of Los Angeles, California in 1998. Norwest seeks to recover from the defendants damages in excess of $40 million plus punitive damages and attorneys' fees based on allegations of a mortgage loan fraud scheme involving loans originated by Allstate Mortgage Company. The complaint contains allegations that Commonwealth issued title insurance policies and performed certain related sub-escrow functions on certain of the Allstate loans and that Commonwealth's employees conspired with and aided and abetted Allstate and others in defrauding Norwest in the alleged fraudulent mortgage loan scheme.

  In January 2001, Commonwealth negotiated a settlement of this suit on behalf of itself and its current or former employees named as defendants. Pursuant to the settlement, Commonwealth agreed to pay Norwest $2.95 million, which is within the range of Commonwealth's estimated costs to continue to defend the suit through trial. On January 24, 2001, the court granted Commonwealth's motion for a good faith settlement determination, which would bar, to the extent they may exist, certain claims against Commonwealth for indemnity by other parties currently being sued by Norwest on claims related to the alleged fraudulent scheme. This ruling is subject to appellate review and there may be further proceedings relating to the motion.

  For additional discussion of pending legal proceedings for the periods covered by this discussion of our financial condition and results of operations, see the "Legal Proceedings" sections in our Form 10-K and our Form 10-Qs and our current report on Form 8-K filed with the Securities and Exchange Commission on Janaury 26, 2001, which are incorporated by reference into this prospectus supplement and the accompanying prospectuses.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting
agreement dated February   , 2001, Reliance Insurance Company has agreed to
sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                          Number
                                                                            of
   Underwriter                                                            Shares
   -----------                                                            ------
   Credit Suisse First Boston Corporation...............................
   Morgan Stanley & Co. Incorporated....................................
   Bear, Stearns & Co. Inc..............................................
                                                                           ----
    Total...............................................................
                                                                           ====

  The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults on the purchase, the commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

  The selling shareholder has granted to the underwriters a 30-day option to purchase up to 1,156,178 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

  The underwriters propose to offer the shares of common stock to the public initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession
of $      per share. The underwriters and selling group members may allow a
discount of $      per share on sales to other broker/dealers. After the
initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

  The following table summarizes the compensation and estimated expenses we and the selling shareholder will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Expenses payable by us..       $              $              $              $
Underwriting Discounts
 and Commissions paid
 by selling
 shareholder............
Expenses payable by the
 selling shareholder....

  We and the selling shareholder have each agreed that neither of us will offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus supplement, except for transactions by us pursuant to our employee benefit and stock option plans.

  Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus supplement.

  We and the selling shareholder have each agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

  The shares of common stock have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

  In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

  By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholder and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

  A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

  Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the shares of common stock included in this offering will be passed upon for us by Williams, Mullen, Clark & Dobbins, P.C., Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Julious P. Smith, Jr., a principal in Williams, Mullen, Clark & Dobbins, is a member of our board of directors and beneficially owns an aggregate of 2,000 shares of common stock as of January 26, 2001. Other attorneys of that firm beneficially owned an aggregate of approximately 20,415 shares of common stock as of that date. LeBoeuf, Lamb, Greene & MacRae, L.L.P., renders certain legal services to us from time to time.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectuses and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PROSPECTUS

                               4,039,473 Shares

                  [LOGO OF LANDAMERICA FINANCIAL GROUP, INC.]

                       LandAmerica Financial Group, Inc.

                                 Common Stock

  This Prospectus relates to 4,039,473 shares (the "Shares") of the Common Stock, no par value (the "Common Stock"), of LandAmerica Financial Group, Inc., a Virginia corporation (the "Company"). Each share of Common Stock also represents one preferred share purchase right under the Company's shareholder rights plan. See "Description of Capital Stock--Preferred Share Purchase Rights." All of the Shares have been issued to, and are being offered and sold by, the Selling Shareholder identified in this Prospectus under the caption "The Selling Shareholder." The Company will not receive any part of the proceeds from the sale of the Shares.

  The Selling Shareholder may sell all or any portion of the Shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then current market prices or in individually negotiated transactions at such prices as may be agreed upon. See "Plan of Distribution."

  The Company will pay all expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), including the preparation of this Prospectus. The Selling Shareholder will pay
(i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and (ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Shares. See "Plan of Distribution."

  See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with an investment in the Shares.

                               ----------------

  The Common Stock is listed on the New York Stock Exchange under the symbol "LFG." On February 26, 1998, the closing sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $43.125 per share.

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

               The date of this Prospectus is February 27, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such reports, proxy statements and other information relating to the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto, which may be inspected and copied in the manner and at the locations described above. Statements contained herein concerning provisions of any document filed as an exhibit to the Registration Statement, incorporated by reference into this Prospectus or otherwise filed with the Commission are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following reports and other documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference into this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), as amended by Form 10-K/A (Amendment No. 1), filed on January 21, 1998;

    (b) the portions of the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 20, 1997 that have been incorporated by reference into the Form 10-K;

    (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and on Form 10-Q/A for the quarter ended September 30, 1997;

    (d) the Company's Current Reports on Form 8-K filed on September 2, 1997, November 20, 1997, December 23, 1997 and February 6, 1998;

    (e) the description of the Common Stock and associated preferred share purchase rights contained in the registration statement on Form 8-A dated September 29, 1995 and filed on October 2, 1995, as amended by Amendment No. 1 and Amendment No. 2 thereto, dated August 29, 1997 and December 23, 1997, respectively, and filed on September 2, 1997 and December 23, 1997, respectively; and

    (f) the Company's definitive Proxy Statement for the Special Meeting of Shareholders held on February 27, 1998, filed on January 29, 1998 (the "Proxy Statement"), except for the information contained therein under the heading "The Acquisition--Opinion of the Company's Financial Advisor."

  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this Prospectus) modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than certain exhibits to such documents). Requests for such copies should be directed to Russell W. Jordan, III, Esquire, Secretary and General Counsel, LandAmerica Financial Group, Inc., 6630 West Broad Street, Richmond, Virginia 23230, telephone number (804) 281-6700.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

  Certain information that is included or incorporated by reference into this Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Among other things, these statements relate to the financial condition, results of operations and business of the Company, including statements relating to: (i) the cost savings and accretion to reported earnings that will be realized from the Company's acquisition of all of the issued and outstanding shares of the capital stock of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company ("Transnation" and, collectively with Commonwealth, "Commonwealth/Transnation") completed on February 27, 1998 (the "Acquisition"); and (ii) the potential impact on financial ratios, margins, revenues and profitability as a result of the Acquisition. These forward-looking statements are generally identified by phrases such as "the Company expects" or words of similar import. These forward-looking statements involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Further, any such statement is specifically qualified in its entirety by the following cautionary statements and the "Risk Factors" appearing elsewhere in this Prospectus. See "Risk Factors."

  In connection with the Acquisition, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) expected cost savings from the Acquisition cannot be fully realized or realized within the expected time frame; (ii) costs or difficulties related to the integration of the businesses of the Company and Commonwealth/Transnation are greater than expected; (iii) revenues following the Acquisition are lower than expected; (iv) competitive pressure in the title insurance industry increases significantly; (v) general economic conditions, either nationally or in one or more of the states in which the Company will conduct business, are less favorable than expected; or (vi) legislation or regulatory changes adversely affect the businesses conducted by the Company.

  In connection with the title insurance industry in general, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) the costs of producing title evidence are relatively high, whereas premium revenues are subject to regulatory and competitive restraints; (ii) the amount of title insurance business available is influenced by housing starts, housing resales and commercial real estate transactions; (iii) real estate activity levels have historically been cyclical and are influenced by such factors as interest rates and the condition of the overall economy; (iv) the value of the Company's investment portfolio is subject to fluctuation based on similar factors; (v) the title insurance industry may be exposed to substantial claims by large classes of claimants; and (vi) the industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid by the Company's insurance subsidiaries without prior regulatory approval.

  The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, in addition to the other information presented elsewhere in this Prospectus, before purchasing the Shares offered hereby.

Effect of Competition on Revenues

  The title insurance business is very competitive, primarily in the areas of price, service and expertise. For larger commercial customers and mortgage originators, the size and financial strength of the title insurer are also important factors. Although the Company is one of the largest title insurance organizations in the country, based on premium and fee revenues, at least five other title insurance underwriters have the size, capital base and agency networks to compete effectively with the Company. Also, the removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. Intense competition among the major title insurance companies and any such new entrants could lower premium and fee revenues for the Company.

Potential Uncertainty of Realization of Expense Savings

  While the Company expects to realize recurring annual pre-tax expense savings of approximately $40.0 million over the four quarters following the consummation of the Acquisition from reductions in staff and the consolidation or elimination of duplicative facilities and services, no assurance can be given that any particular level of savings will, in fact, be realized or that such savings will be realized over any particular time period.

Susceptibility of Revenues to Change in Economic Conditions

  The amount of title insurance business available is dependent upon, among other things, the volume of commercial and residential real estate transactions. The volume of such transactions has historically been influenced by such factors as interest rates and the health of the overall economy. When interest rates are increasing, real estate activity typically declines and the title insurance industry tends to experience lower revenues. Accordingly, no assurance can be given that historical levels of premiums and fees received by the Company and Commonwealth/Transnation will be available to the Company in the future.

Increased Leverage and Demands on Available Cash

  The Company historically has utilized little or no funded debt. To finance the Acquisition, the Company entered into a senior credit facility in an aggregate principal amount of up to $237.5 million with a group of financial institutions (the "Credit Facility") and borrowed approximately $200.7 million to finance the cash portion of the purchase price of the Acquisition. This debt, and the issuance of shares of the Company's 7% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") in the Acquisition, have created increased demands upon the available cash of the Company to pay debt service on the Credit Facility and dividends on the Series B Preferred Stock. No assurance can be given that such increased debt service and preferred stock dividend requirements will not have an adverse impact on the Company's liquidity and capital position.

  The Credit Facility is available pursuant to a Revolving Credit Agreement, dated as of November 7, 1997 (the "Credit Agreement"), between the Company and Bank of America National Trust and Savings Association, individually and as Administrative Agent for a syndicate of 11 other banks. A copy of the Credit Agreement has been filed with the Commission on a Current Report on Form 8-K and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

Concentration of Share Ownership

  The Selling Shareholder holds the 4,039,473 Shares of Common Stock offered hereby, representing approximately 26.8% of the issued and outstanding shares of Common Stock. As a result, the Selling Shareholder is a substantial shareholder and, subject to the limitations of a Voting and Standstill Agreement dated February 27, 1998 (the "Voting and Standstill Agreement"), between the Company, the Selling Shareholder and Reliance Group Holdings, Inc. ("Reliance"), will have significant influence on the outcome of certain matters requiring a shareholder vote. To the extent that the Company's Articles of Incorporation (the "Company's Charter") requires the affirmative vote of the holders of at least 80% of the Common Stock to approve certain business combination transactions, the Selling Shareholder and its affiliates will be able to prevent approval of such transactions so long as they hold at least 20% of the issued and outstanding shares of Common Stock. See "The Selling Shareholder" and "Description of Capital Stock--Certain Provisions of the Company's Charter and Bylaws."

  In addition, the Selling Shareholder holds shares of Series B Preferred Stock that are initially convertible into 4,824,561 shares of Common Stock. Under the terms of the Voting and Standstill Agreement, unless certain specified events occur, the Selling Shareholder and its affiliates are prohibited from converting the Series B Preferred Stock into Common Stock until the Selling Shareholder and its affiliates dispose completely of the 4,039,473 Shares of Common Stock offered hereby. See "The Selling Shareholder" and "Description of Capital Stock--Series B Preferred Stock." However, if any of certain specified events were to occur, then the Selling Shareholder and its affiliates would be able to convert some or all of the Series B Preferred Stock into Common Stock. If all of the shares of Series B Preferred Stock were converted into 4,824,561 shares of Common Stock following the Acquisition and the Selling Shareholder and its affiliates had not disposed of any of the 4,039,473 Shares of Common Stock offered hereby, the Selling Shareholder and its affiliates would hold in the aggregate 8,864,034 shares of Common Stock, or approximately 44.6% of the issued and outstanding shares of Common Stock following consummation of all of the transactions contemplated by the Acquisition. As a result, the Selling Shareholder and its affiliates would be able to exercise, subject to the limitations of the Voting and Standstill Agreement, significant influence on the outcome of matters requiring a shareholder vote. See "The Selling Shareholder" and "Description of Capital Stock--Series B Preferred Stock" and "--Acquisition Covenants Regarding Non-Performance Remedies."

Potential Change of Control upon Certain Events

  The Voting and Standstill Agreement provides that the Selling Shareholder and its affiliates will vote the shares of Common Stock held by them (i) in accordance with the recommendation of the Company's Board of Directors with respect to nominees to the Board of Directors (other than the three directors designated by the Selling Shareholder), (ii) with respect to any contest for the election of directors in connection with any tender offer, in the same proportion as the total votes cast by or on behalf of all shareholders of the Company, (iii) with respect to any matters related to share issuance, mergers, acquisitions and divestitures, in accordance with the independent judgment of the Selling Shareholder and its affiliates, and (iv) with respect to all other matters not otherwise provided, in accordance with the recommendation of the Company's Board of Directors. These voting requirements terminate if certain events occur. See "Description of Capital Stock--Acquisition Covenants Regarding Non-Performance Remedies."

  The provisions of the Series B Preferred Stock provide that, in the event of certain defaults related primarily to the Company's combined ratio as it compares to comparable title insurance companies and the Company's claims-paying ability ratings, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. In addition, in the event of certain defaults related primarily to dividend payments on the Series B Preferred Stock, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. Furthermore, if the Company defaults on any of its material debt obligations in excess of $15.0 million or the Company fails to pay the stated dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, the Company must increase the size of the Board of Directors to allow additional directors to be designated by the Selling Shareholder such that the total number of directors designated by the Selling Shareholder will constitute a majority of the Board of Directors. See "Description of Capital Stock--Acquisition Covenants Regarding Non-Performance Remedies."

Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries

  As a holding company whose principal assets are the securities of its insurance subsidiaries, the Company's ability to meet debt service obligations and pay operating expenses and dividends, if authorized by its Board of Directors, depends primarily on the receipt of sufficient dividends from such insurance subsidiaries. The insurance statutes and related regulations of Virginia, Pennsylvania and Arizona, among other states, require the maintenance of minimum amounts of statutory capital and place certain restrictions upon the amount of dividends that the insurance subsidiaries may pay.

  The Company's ability to pay dividends on the Common Stock will also be subject to the dividend priority of the Series B Preferred Stock and certain financial covenants relating to the Credit Facility. See "Description of Capital Stock--Series B Preferred Stock."

Government Regulation of Insurance Subsidiaries

  The Company's subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve regulation of dividend payments and other transactions between affiliates, prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates for insurance, standards of solvency and minimum amounts of capital surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders, approval of policy forms, methods of accounting, establishing reserves for losses and loss adjustment expenses, regulation of underwriting and marketing practices, regulation of reinsurance and filing of annual and other reports with respect to financial condition and other matters. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might want to take to enhance its operating results. Such regulation is generally intended for the protection of policyholders rather than security holders. In addition, state regulatory examiners perform periodic examinations of insurance companies.

  The insurance regulatory framework has recently been subject to increased scrutiny by the National Association of Insurance Commissioners, state legislators and insurance regulators in the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company or its subsidiaries.

Provisions Having Possible Anti-Takeover Effects

  The Company's Charter and Bylaws and the Amended and Restated Rights Agreement (as defined below), as well as Virginia corporation law and the insurance laws of various states, all contain certain provisions that could have the effect of discouraging a prospective acquiror from making a tender offer, or which may otherwise delay, defer or prevent a change in control of the Company. See "Description of Capital Stock--Preferred Share Purchase Rights," "--Certain Provisions of the Company's Charter and Bylaws," "-- Affiliated Transactions," "--Control Share Acquisitions."

Uncertainties Relating to Integration of Operations

  The Company expects that the Acquisition will result in operating and strategic benefits. The anticipated benefits of the Acquisition may not be achieved unless the operations of the Company are successfully combined with those of Commonwealth/Transnation in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. Any diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the Company. The combination of the two operations will also require integration of the two organizations' product offerings and systems and the coordination of their sales and marketing efforts. Difficulties in assimilation may be increased by the necessity of integrating personnel with different business backgrounds and combining two different corporate cultures. In addition, the process of combining the Company and Commonwealth/Transnation could cause the interruption of, or a loss of momentum in, the activities of either or both of the organizations' businesses, which could have an adverse effect on their combined operations. There can be no assurance that either organization will retain its key management, technical, sales and marketing personnel or that the Company will realize any of the other anticipated benefits of the Acquisition. Failure to achieve the anticipated benefits of the Acquisition or to successfully integrate the operations of Commonwealth/Transnation with those of the Company could have a material adverse effect upon the business, operating results and financial condition of the Company.

                                  THE COMPANY

  The Company was organized in 1991 under the name "Lawyers Title Corporation" to serve as a holding company for Lawyers Title Insurance Corporation ("Lawyers Title"). On February 27, 1998, the Company completed the Acquisition from the Selling Shareholder. The Company, through its Lawyers Title, Commonwealth/Transnation and other subsidiaries, is one of the largest companies in the United States issuing title insurance policies and performing other real estate-related services for both residential and commercial real estate transactions based upon title operating revenues (premiums and title search, escrow and other fees). Title insurance is generally accepted as the most efficient means of determining title to, and priority of interests in, real estate in nearly all parts of the United States.

  Lawyers Title markets through its nationwide branch office network, consisting of 14 National Division offices and approximately 260 branch and closing/escrow offices, and through approximately 3,800 independent agents and 36,000 approved attorneys. Lawyers Title has two wholly owned non-insurance subsidiaries devoted to computer automation of various aspects of the title insurance business, including on-line title plants, policy issuance, and closing documentation and support functions. In 1996, Lawyers Title further diversified its business by engaging in two separate joint ventures with third parties to provide employee relocation and flood certification services. Lawyers Title conducts business in 49 states (Iowa does not authorize title insurance) and in the District of Columbia, Puerto Rico, the U.S. Virgin Islands, the Bahamas and a number of Canadian provinces.

  Founded in 1876, Commonwealth/Transnation is the oldest title insurance underwriter for residential and commercial real estate in the United States. Commonwealth/Transnation, through its respective subsidiaries and divisions, provides a complete range of title and closing services through an extensive network of more than 4,000 policy-issuing locations nationwide, including branch offices, independent agents and approved attorneys. Commonwealth/Transnation is organized into five regions with approximately 340 offices in 49 states, as well as the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

  The Company's executive offices are located at 6630 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 281-6700.

                                USE OF PROCEEDS

  All of the Shares covered by this Prospectus are being offered by the Selling Shareholder. As a consequence, the Company will not receive any of the proceeds from the sale of any of the Shares.

                            THE SELLING SHAREHOLDER

  The Selling Shareholder is Reliance Insurance Company, a Pennsylvania corporation. The Selling Shareholder and its property and casualty insurance subsidiaries underwrite a broad range of commercial lines of property and casualty insurance. The Selling Shareholder has conducted business since 1817, making it one of the oldest property and casualty insurance companies in the United States. The Selling Shareholder is a wholly owned subsidiary of Reliance Financial Services Corporation, a Delaware corporation, which is a wholly owned subsidiary of Reliance. Reliance is a publicly held company whose principal business is the ownership of property and casualty and title insurance companies and an information technology consulting company. The common stock of Reliance is traded on the NYSE under the symbol "REL."

  Prior to the Company's acquisition of Commonwealth and Transnation, the Selling Shareholder did not own any shares of Common Stock. Pursuant to a Stock Purchase Agreement by and among the Company, Lawyers Title, the Selling Shareholder and Reliance dated as of August 20, 1997, as amended and restated by an Amended and Restated Stock Purchase Agreement by and among such parties, dated as of December 11, 1997 (the "Stock Purchase Agreement"), the Company acquired all of the issued and outstanding shares of the capital stock of Commonwealth and Transnation. Upon the consummation of the Acquisition, the Selling Shareholder received the 4,039,473 Shares of Common Stock offered hereby as part of the purchase price paid by the Company. The Selling Shareholder also received in the Acquisition (i) 2,200,000 shares of Series B Preferred Stock, which shares are initially convertible into 4,824,561 shares of Common Stock, (ii) $65.9 million in cash, representing the net proceeds from the sale of 1,750,000 shares of Common Stock offered to the public by the Company, and (iii) approximately $200.7 million in cash. Both the 2,200,000 shares of Series B Preferred Stock and the 4,824,561 shares of Common Stock into which such shares of Series B Preferred Stock are convertible (collectively with the 4,039,473 Shares of Common Stock offered hereby, the "Acquisition Shares") are being registered by the Company under the Securities Act, pursuant to a separate registration statement and prospectus, for resale by the Selling Shareholder simultaneously with the registration of the 4,039,473 Shares of Common Stock offered hereby.

  The 4,039,473 Shares of Common Stock held by the Selling Shareholder represents approximately 26.8% of the issued and outstanding shares of Common Stock as of February 27, 1998. In connection with the Acquisition, the Company, the Selling Shareholder and Reliance entered into the Voting and Standstill Agreement. The Voting and Standstill Agreement, among other things,
(i) provides for the designation by the Selling Shareholder of three directors to be nominated and recommended for election to the Company's Board of Directors, (ii) prohibits the Selling Shareholder and Reliance and their affiliates from acquiring any additional shares of Common Stock or Series B Preferred Stock (except as permitted under the Voting and Standstill Agreement), (iii) requires that the Selling Shareholder and Reliance and their affiliates vote their shares of Common Stock in a certain manner depending upon the matter that is subject to a vote of the Company's shareholders, (iv) requires the sale of the 4,039,473 Shares of Common Stock offered hereby within 6 1/2 years after the effective date of the Registration Statement (subject to extension as provided in the Voting and Standstill Agreement), (v) requires the Selling Shareholder, with respect to the 2,200,000 shares of Series B Preferred Stock received by the Selling Shareholder in the Acquisition and any shares of Common Stock received upon conversion of such shares of Series B Preferred Stock, to sell so many of the shares of Series B Preferred Stock or shares of Common Stock received upon conversion thereof held by it or its affiliates as is necessary to reduce the Selling Shareholder Ownership Percentage (as defined below) to less than 20% of the Adjusted Outstanding Shares (as defined below) by not later than 8 1/2 years after the effective date of the registration statement for such shares (subject to extension as provided in the Voting and Standstill Agreement), (vi) restricts the ability of the Selling Shareholder and its affiliates to convert the shares of Series B Preferred Stock then held by them until all of the 4,039,473 Shares of Common Stock offered hereby (and certain additional shares that may be issued with respect to such shares) have been sold to persons that are not, at the time of the sale, conveyance or transfer, an affiliate of the Selling Shareholder, provided that such restriction shall not apply upon the occurrence of certain specified events set forth in the Voting and Standstill Agreement, and (vii) prohibits the knowing transfer of any of the Acquisition Shares to any person or group if, as a result of such transfer, such person or group would have beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock (subject to exceptions set forth in the Voting and Standstill Agreement).

  The Voting and Standstill Agreement also permits the Selling Shareholder to transfer the Shares to its affiliates under certain circumstances. Any affiliate of the Selling Shareholder that acquires such Shares under the terms of the Voting and Standstill Agreement shall, upon such acquisition, be deemed to be a Selling Shareholder hereunder and may offer and sell such Shares pursuant to and in accordance with the "Plan of Distribution" set forth below.

  "Selling Shareholder Ownership Percentage" means, at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by the Selling Shareholder and its affiliates. "Adjusted Outstanding Shares" means, at any time and with respect to the determination of the Selling Shareholder Ownership Percentage as it relates to the Selling Shareholder and its affiliates, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if (x) all then existing shares of Series B Preferred Stock had been converted and (y) all then existing warrants and options exercisable into shares of Common Stock had been exercised (other than underwriters' over-allotment options and stock options granted under benefit plans of the Company or any of its affiliates), but excluding any rights that may be exercisable under the Company's shareholder rights plan. As of February 27, 1998, the Selling Shareholder Ownership Percentage was 44.6%, and the Adjusted Outstanding Shares was 19,869,154.

  Copies of the Stock Purchase Agreement and the Voting and Standstill Agreement have been filed with the Commission as part of the Proxy Statement and are incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                             PLAN OF DISTRIBUTION

  The Company has no specific information concerning whether or when any offers or sales of Shares covered by this Prospectus will be made, or if made, concerning the price, terms or conditions of any such offers or sales. The Selling Shareholder and its agents and representatives may, from time to time, offer and sell the Shares by one or more of the following methods: (i) ordinary brokerage transactions on the NYSE by one or more brokers acting as agent for the Selling Shareholder, at a price or prices related to the then current market price of the Common Stock, with such commissions to be paid by the Selling Shareholder to the broker as shall be agreed upon by them; (ii) underwritten transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account at a price or prices related to the then current market price of the Common Stock, less such discount, if any, as shall be agreed upon by the Selling Shareholder and such broker or dealer; (iii) by a combination of the methods described above; or
(iv) in privately negotiated transactions. Sales of the Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. This Prospectus also covers sales by any affiliates of the Selling Shareholder that acquire such Shares under the terms of the Voting and Standstill Agreement.

  In connection with the distribution of the Shares, the Selling Shareholder may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they may assume with the Selling Shareholder. The Selling Shareholder may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers which may sell such Shares pursuant to this Prospectus. The Selling Shareholder may also pledge the Shares to a broker-dealer or financial institution and upon default the broker-dealer or financial institution may effect the sales of the pledged Shares pursuant to this Prospectus.

  The distribution of the Shares by the Selling Shareholder is not currently subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling

Shareholder and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be "underwriters" under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Shareholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

  There is no assurance that the Selling Shareholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

  The Shares covered by this Prospectus have been registered under the Securities Act pursuant to a Registration Rights Agreement between the Company and the Selling Shareholder dated February 27, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company agreed to file one or more registration statements, including the Registration Statement, with the Commission to register the resale of the Acquisition Shares under the Securities Act and, after such registration statement(s) become effective, use its best efforts to maintain the effectiveness of any such registration statement(s) for specified time periods.

  The Registration Rights Agreement contains provisions under which the Company may require the Selling Shareholder and its affiliates to temporarily refrain from effecting public sales of the Acquisition Shares (a "Holdback Period"). For each Holdback Period, the specified time period for which the Company is required to maintain the effectiveness of any registration statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Holdback Period. In addition, upon the issuance of a stop order suspending the effectiveness of any registration statement(s), or any order suspending or preventing the use of any related Prospectus or suspending the registration or qualification of any Acquisition Shares for sale in any jurisdiction, the Selling Shareholder and its affiliates, upon written notice, will discontinue all transfers and sales of the Acquisition Shares ("Discontinuance Period") and the specified time period for which the Company is required to maintain the effectiveness of any Registration Statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Discontinuance Period.

  The Company will pay all expenses in connection with all registrations of the Acquisition Shares and the Selling Shareholder will pay (i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and
(ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Acquisition Shares. In the case of an underwritten offering of Acquisition Shares, the Selling Shareholder will have the right to select a lead managing underwriter or underwriters and the Company will have the right to select a co-managing underwriter or underwriters.

  Under the Registration Rights Agreement, the Company will indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the federal securities laws.

  The Acquisition Shares will no longer be subject to the Registration Rights Agreement when (i) a Registration Statement covering such Acquisition Shares has been declared effective under the Securities Act and such Acquisition Shares have been sold pursuant to such effective Registration Statement, (ii) such Acquisition Shares are distributed to the public pursuant to Rule 144 under the Securities Act, (iii) such Acquisition Shares have been otherwise transferred or disposed of and new certificates have been issued without a legend that restricts further transfer or disposition and, at such time, any subsequent transfer or disposition of such securities will not require registration or qualification under the Securities Act or any similar state law then in force, or (iv) such Acquisition Shares have ceased to be outstanding.

  A copy of the Registration Rights Agreement has been filed with the Commission as part of the Proxy Statement and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Virginia law and the Company's Articles of Incorporation (the "Company's Charter") and Bylaws, the complete text of which are on file with the Commission.

Authorized and Outstanding Capital Stock

  The Company's authorized capital stock consists of 45,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). At February 27, 1998, there were 15,044,593 shares of Common Stock and 2,200,000 shares of Series B Preferred Stock issued and outstanding. No additional shares of Preferred Stock have been issued.

Common Stock

  The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Company's Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

  Under the Company's Charter, the Board of Directors, without shareholder approval, is authorized to issue shares of Preferred Stock in one or more series and to designate, with respect to each such series of Preferred Stock, the number of shares in each such series, the dividend rates, preferences and date of payment, voluntary and involuntary liquidation preferences, the availability of redemption and the prices at which it may occur, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued may be senior to the Common Stock as to dividends and as to distribution in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock.

  The Board of Directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"), for issuance upon the exercise of the preferred share purchase rights (the "Rights") described below. See "--Preferred Share Purchase Rights." The Board of Directors has further authorized 2,200,000 shares of Series B Preferred Stock, all of which were issued to the Selling Shareholder in the Acquisition. See "--Series B Preferred Stock."

  The creation and issuance of any other series of Preferred Stock, and the relative rights and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

Preemptive Rights

  No holder of any share of Common Stock or Preferred Stock has any preemptive right to subscribe to any securities of the Company of any kind or class.

Series B Preferred Stock

  General. The following summary is a brief description of the terms of the Series B Preferred Stock issued to the Selling Shareholder in the Acquisition. The description of the Series B Preferred Stock is qualified in its entirety by reference to the exhibit to the Articles of Amendment to the Company's Charter that contains the designation of the Series B Preferred Stock (the "Preferred Stock Designation"), the complete text of which is on file with the Commission.

  Dividend Rights. The holders of Series B Preferred Stock will be entitled to receive when and as declared by the Board of Directors, out of funds legally available therefor, quarterly cumulative cash dividends at an annual rate of 7% of the stated value of $50 per share, or $3.50 per share. Such dividends will be payable on the last day of March, June, September and December of each year, commencing on the date on which shares of the Series B Preferred Stock are initially issued by the Company (the "Initial Issuance Date").

  Dividends on the Series B Preferred Stock will be cumulative. As a result, if the Board of Directors chooses not to declare a dividend on the Series B Preferred Stock for a particular dividend period, holders of the Series B Preferred Stock will retain the right to receive that dividend in the future. The Board of Directors may declare dividends that are in arrears at any time.

  The Series B Preferred Stock will be senior to the Common Stock and the Series A Preferred Stock. Accordingly, no dividends may be declared, paid or set aside, on the Common Stock and the Series A Preferred Stock unless all dividends on the Series B Preferred Stock, including all unpaid dividends for past periods, have been paid in cash or cash sums sufficient therefor have been set aside.

  Each dividend on the Series B Preferred Stock will be payable to holders of record as of the 15th day of the month in which the dividend is payable or such other date as may be fixed by the Board of Directors, which date shall not be less than 10 days or more than 30 days prior to the date of payment.

  Holders of the Series B Preferred Stock will not be entitled to receive any dividends in excess of the dividends described above and, except as provided in the provisions of the Series B Preferred Stock, will not be entitled to participate in the earnings or assets of the Company.

  Conversion Rights. Shares of the Series B Preferred Stock will be convertible at any time at the option of the holder into fully-paid and nonassessable shares of Common Stock at a conversion price of $22.80 per share of Common Stock (equivalent to a Conversion Ratio of approximately 2.193 shares of Common Stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price").

  To protect against dilution, the Conversion Price will be subject to adjustment from time to time upon certain events, including the issuance of Common Stock as a dividend or distribution on shares of Common Stock, splits or combinations of outstanding shares of Common Stock, the issuance to holders of Common Stock generally of options, rights or warrants to subscribe for Common Stock or other securities of the Company at less than the current market price of the Common Stock, or the issuance of Common Stock upon the exercise of the Rights.

  If the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger,
(ii) permits any other person to consolidate with or merge into the Company and the Company is the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) transfers all or substantially all of the assets or property of the Company to any other person, or (iv) effects a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Conversion Price is required to be made), then there will be no adjustment of the Conversion Price, but each holder of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be entitled to receive (at the Conversion Price in effect at the time of such consummation) the kind and amount of shares of stock and other securities, cash and property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, exchange, sale, transfer, reorganization or reclassification if such share had been converted immediately before such event.

  Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall remain entitled to receive any unpaid dividends in respect of the shares so converted, provided that such holder held such shares on the date for determination of holders of the Series B Preferred Stock entitled to receive payment of such dividends.

  Fractional shares of Common Stock will not be delivered upon conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, in an amount equal to the Conversion Price as of the date of conversion multiplied by such fractional interest.

  Limitation on the Selling Shareholder's Conversion Rights. The right of the Selling Shareholder and its affiliates to convert shares of Series B Preferred Stock into shares of Common Stock will be subject to additional restrictions. The Series B Preferred Stock held by the Selling Shareholder and its affiliates shall not be convertible into shares of Common Stock until such time as the Selling Shareholder and its affiliates have sold, conveyed or transferred all of the 4,039,473 Shares of Common Stock offered hereby and such additional shares of Common Stock that the Company may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions or pursuant to the exercise of any Rights. The Selling Shareholder and its affiliates shall not be subject to such restriction in the event that (i) the Company calls for the redemption of the Series B Preferred Stock held by the Selling Shareholder or (ii) either the Company declares a regular quarterly dividend on the Common Stock of $.40 or more per share during any calendar year, or the Company declares one or more non-regular dividends on the Common Stock during any calendar year in an aggregate amount of $.50 or more per share, or the Company declares dividends on the Common Stock, whether regular or non-regular, in an aggregate amount of $1.60 or more per share during any calendar year. If the Company calls for redemption less than all of the Series B Preferred Stock held by the Selling Shareholder and its affiliates, then the Selling Shareholder and its affiliates shall be entitled to convert into shares of Common Stock only that number of the Series B Preferred Stock that have been so called for redemption.

  Furthermore, in the event that the Board of Directors has approved any negotiated tender or exchange offer with a third party or approved any merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company in which the holders of Common Stock are entitled to tender or exchange their holdings of Common Stock for, or to otherwise receive for their holdings of Common Stock, other consideration (whether cash, non-cash or some combination thereof), the Company will either (i) permit the Selling Shareholder and its affiliates to convert all of the Series B Preferred Stock then held by them contingent upon, and effective as of, the closing of such transaction and without the right of the Selling Shareholder or any of its affiliates to vote the shares of Common Stock received upon any such conversion on any matter in connection with such transaction, or (ii) make appropriate provision to provide to the Selling Shareholder and any of its affiliates holding Series B Preferred Stock as of the closing date of such transaction the same kind and amount of consideration receivable by the holders of the Common Stock in such transaction. If the Company elects to make such appropriate provision, the Selling Shareholder and its affiliates shall not be entitled thereafter to receive any shares of stock, other securities, cash or property with respect to such shares of the Series B Preferred Stock with respect to which full payment of the consideration has been received.

  Redemption. At any time on or after the fifth anniversary of the Initial Issuance Date, the Company, at the option of the Board of Directors, may redeem all or part of the outstanding shares of the Series B Preferred Stock upon the specified notice. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall redeem a pro rata portion from each holder of Series B Preferred Stock.

  If the Company elects to redeem the Series B Preferred Stock on or after the fifth anniversary of the Initial Issuance Date, the Company shall pay the stated value of $50.00 per share plus a premium over such $50.00, which premium shall be 4.0% on the fifth anniversary of the Initial Issuance Date and decline by 1.0% per year over the next five years. At that time and thereafter, the Series B Preferred Stock may be redeemed at $50.00 per share. The Company shall also pay upon redemption all accrued and unpaid dividends to and including the date fixed for redemption. The Series B Preferred Stock places no limits on the source of funds to be used for any redemption of the Series B Preferred Stock.

  No shares of Series B Preferred Stock may be redeemed, unless all dividends on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all prior dividend periods and the current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock by the Company pursuant to a purchase or acquisition made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

  Liquidation. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, before any payment shall be made in respect of the Common Stock or any other class of stock of the Company ranking junior to the Series B Preferred Stock, a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends to the date of such payment. If, upon such dissolution, liquidation or winding up, the amounts payable as the liquidation preference to holders of Series B Preferred Stock and any other shares of stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets in proportion to the liquidation preference that each holder is entitled to receive.

  Voting. The holders of Series B Preferred Stock will not be entitled to vote at any meeting of the Company's shareholders, except as required by the Virginia Stock Corporation Act (the "Virginia Act") and as described below.

  Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares, voting separately as a class, will be entitled to vote for the election of two additional directors to the Company's Board of Directors at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock so in arrears or at the next annual meeting of shareholders, if such request is received less than 60 days before the date fixed for the next annual meeting of the shareholders. Such holders will continue to be entitled to vote for the election of two additional directors at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash. Each such director elected as described above shall be elected by the affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at such meeting, which has been called, held and conducted in accordance with the terms of the Series B Preferred Stock. Each such director shall serve as a director until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash, at which time the term of each such director shall terminate and the number of directors shall be reduced accordingly.

  The holders of Series B Preferred Stock will be entitled to one vote per share on matters subject to a vote by such holders.

Preferred Share Purchase Rights

  Each outstanding share of Common Stock has associated with it one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $85 per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement, dated

October 1, 1991, between the Company and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between the Company, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent (the "Rights Agreement"). In connection with the execution of the original Stock Purchase Agreement on August 20, 1997 and the Amended and Restated Stock Purchase Agreement on December 11, 1997, the Company executed an Amended and Restated Rights Agreement, dated August 20, 1997, and a First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997, with Wachovia Bank, N.A., as Rights Agent (collectively, the "Amended and Restated Rights Agreement"), copies of which have been filed with the Commission on Current Reports on Form 8-K and are incorporated by reference into this Prospectus. The following summary of certain terms of the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement. See "Incorporation of Certain Documents by Reference."

  The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, the Board of Directors may reduce this threshold percentage to 10%. If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy shares of Common Stock or Series A Preferred Stock having a market value equal to twice the exercise price. If the Company is acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase securities of the surviving company having a market value equal to twice the Purchase Price. The Rights will expire on August 20, 2007, and may be redeemed or exchanged by the Company at any time before they become exercisable.

  Until the Rights become exercisable, they are evidenced by the Common Stock certificates and are transferred with and only with such certificates.

  Pursuant to the Amended and Restated Rights Agreement, the Rights are not, and will not become, exercisable by virtue of the approval, execution, delivery or performance of the Stock Purchase Agreement or the Voting and Standstill Agreement, or by the acquisition of shares of Common Stock or Series B Preferred Stock by the Selling Shareholder or any affiliate of the Selling Shareholder as contemplated by the Stock Purchase Agreement or the Voting and Standstill Agreement.

Certain Provisions of the Company's Charter and Bylaws

  The Company's Charter and Bylaws contain provisions which may have the effect of delaying or preventing a change in control of the Company. The Company's Charter and Bylaws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote; (iii) that a vacancy on the Board of Directors shall be filled by the remaining directors; and (iv) that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions. The Company's Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director. The Company's Charter and Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the Board of Directors would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board of Directors.

  The Company's Charter also contains an "affiliated transaction provision" that provides that, in the event that holders of Common Stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of Common Stock are entitled to cast thereon shall be required for the approval of such transactions. Such supermajority approval would be required for (i) a merger or consolidation involving any person or entity who directly or indirectly owns or controls 10% or more of the voting power of the

Company (an "Interested Shareholder") at the record date for determining shareholders entitled to vote and (ii) a sale, lease or exchange of substantially all of the Company's assets or property to or with an Interested Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with the Company. In addition, the Company's Charter provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Common Stock after any person or entity has become an Interested Shareholder. Notwithstanding the foregoing, the supermajority approval requirement does not apply to any transaction that is approved by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders within the meaning of these provisions. However, the supermajority approval requirement does not apply to the Acquisition because of its prior approval by the Board of Directors.

  The shares of Common Stock and Preferred Stock authorized by the Company's Charter provide the Board of Directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control of the Company. The Board of Directors has sole authority to determine the terms of any series of the Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of the Company.

  The foregoing provisions of the Company's Charter and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover and to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board of Directors, even if such a change were desired by, or would be beneficial to, a majority of the Company's shareholders. Such provisions therefore may have the effect of discouraging certain unsolicited offers for the Company's capital stock.

Liability and Indemnification of Directors and Officers

  As permitted by the Virginia Act, the Company's Charter contains provisions that indemnify directors and officers of the Company to the full extent permitted by Virginia law and seek to eliminate the personal liability of directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

  In addition, the Company's Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

  The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as such.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification from the Company may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, or of an affiliate of the Company pursuant to the Company's Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Affiliated Transactions

  The Virginia Act contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

  Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

  The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

  None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders whose acquisition of shares has been approved by a majority of the Board of Directors, each of whom was a Disinterested Director.

  These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions

  The Virginia Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. The Company's Charter makes these provisions inapplicable to acquisitions of shares of the Company.

Acquisition Covenants Regarding Non-Performance Remedies

  The provisions of the Series B Preferred Stock contain covenants that entitle the Selling Shareholder to certain rights in specific default situations. These covenants may affect the rights of the Selling Shareholder, Reliance and their affiliates in a manner that could be adverse to the rights of holders of Common Stock. As described below, upon the occurrence of certain events, the Selling Shareholder will be entitled to additional seats on the Company's Board of Directors, and the Selling Shareholder, Reliance and their affiliates will no longer be subject to certain restrictions under the Voting and Standstill Agreement.

  Such rights are cumulative and are available only until the earlier of (i) the date that the Selling Shareholder Ownership Percentage is less than 20% or
(ii) the expiration of the time in which the Selling Shareholder is required to dispose of all shares of Series B Preferred Stock pursuant to the Voting and Standstill Agreement. In addition, such rights are exercisable solely and exclusively by the Selling Shareholder, whether the Selling Shareholder holds all shares of the Series B Preferred Stock or the Selling Shareholder and any of its affiliates hold any shares of Series B Preferred Stock. The rights are not transferable or assignable to subsequent holders of the Series B Preferred Stock. Any sale, conveyance or transfer of shares of the Series B Preferred Stock by the Selling Shareholder to any person who is not an affiliate of the Selling Shareholder at the time of such sale, conveyance or transfer shall render these rights null and void as to the shares of Series B Preferred Stock so sold, conveyed or transferred.

  Industry-Related Defaults. In the event that (i) the Company's combined ratio exceeds the weighted average of the combined ratios of certain predetermined comparable title insurance companies by more than five percentage points for any twelve month period (beginning with the twelve month period commencing January 1, 1998), with such calculation to be determined as of March 31, June 30, September 30 and December 31 of each year for the previous twelve months, and (ii) any two of Standard & Poors Corporation, Duff & Phelps Credit Rating Co. ("Duff & Phelps") or A.M. Best Company, Inc. have downgraded the Company's claims-paying ability rating to or below a rating of "BBB-" (or its equivalent), the Company will take such action as may be necessary to increase the size of the Board of Directors by three directors, fill the three vacancies created thereby with directors designated by the Selling Shareholder ("Designated Directors") and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the defaults described in this paragraph, the Selling Shareholder and its affiliates will no longer be required to (i) sell the shares of Common Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (ii) sell the shares of Series B Preferred Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (iii) refrain from taking certain actions prohibited by the standstill provisions of the Voting and Standstill Agreement (other than the prohibition on acquiring additional shares of Common Stock), (iv) vote the shares of Common Stock held by them in the manner required by the Voting and Standstill Agreement or (v) sell the shares of Common Stock held by them before converting shares of Series B Preferred Stock into additional shares of Common Stock ((i) through (v) collectively, the "Restriction Releases").

  The title insurance companies to be included in the combined ratio analysis described above are Chicago Title Insurance Company, First American Title Insurance Company, Fidelity National Title Insurance Company and Old Republic Title Insurance Company. As of February 26, 1998, the Company's claims-paying ability rating was "A-" as determined by Duff & Phelps.

  Dividend Payment Defaults. In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on one occasion within five days of the applicable dividend payment date, the Company will take such action as may be necessary to increase the size of the Board of Directors of the Company by three directors and fill the three vacancies created thereby with Designated Directors and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will be entitled to the Restriction Releases.

  In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on two occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Selling Shareholder and its affiliates will no longer be required to (i) refrain from acquiring additional shares of Common Stock or (ii) refrain from selling shares of Common Stock or Series B Preferred Stock to any person or group if, as a result of the sale, such person or group would beneficially own on a fully diluted basis more than 9.9% of the issued and outstanding shares of Common Stock.

  In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

  Material Obligation Defaults. In the event that the Company defaults on any of its material debt obligations in excess of $15.0 million (individually or at any one time in the aggregate) (a "Material Default"), and the Material Default is not cured or waived within the time period and manner prescribed by the applicable agreements or instruments and results in the acceleration of the amounts due thereunder, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of February 27, 1998, the Company had outstanding 15,044,593 shares of Common Stock, all of which are freely tradable. As of February 27, 1998, the Company had outstanding options to purchase 730,997 shares of Common Stock, of which 548,285 were exercisable, at an average exercise price of $13.72 per share.

  Approximately 9,433,124 shares of Common Stock (which includes the 4,039,473 shares of Common Stock offered hereby and 4,824,561 shares of Common Stock into which the shares of Series B Preferred Stock are convertible) and 2,200,000 shares of Series B Preferred Stock are or will be held by persons who may be deemed to be "affiliates" of the Company under the Securities Act and may be resold by them only in transactions registered under the Securities Act or permitted by the provisions of Rule 144. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with such party and may include certain officers, directors and principal shareholders of such party. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one and two-year holding period requirements.

  Pursuant to the Registration Rights Agreement, the Company has filed registration statements (including the Registration Statement of which this Prospectus is a part) under the Securities Act to register the Acquisition Shares for resale to the public. Pursuant to such registration statements, the 4,039,473 shares of Common Stock offered hereby and 2,200,000 shares of Series B Preferred Stock, as well as the 4,824,561 shares of Common Stock into which such shares of Series B Preferred Stock are convertible, will be available for resale in either public or private offerings and, subject to the Voting and Standstill Agreement, will be freely transferable.

  The availability of shares for sale or actual sales under Rule 144, pursuant to an effective registration statement under the Securities Act or otherwise, may have an adverse effect on the market price of the Common Stock. Sales pursuant to an effective registration statement or under Rule 144 or otherwise also could impair the Company's ability to market additional equity securities.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Williams, Mullen, Christian & Dobbins, P.C., Richmond, Virginia. Theodore L. Chandler, Jr., a principal in Williams, Mullen, Christian & Dobbins, is a director of the Company and beneficially owns an aggregate of 19,000 shares of Common Stock as of February 20, 1998. Other attorneys of that firm beneficially owned an aggregate of approximately 21,182 shares of Common Stock as of that date.

                                    EXPERTS

  The consolidated financial statements and schedules appearing in Lawyers Title Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Commonwealth and Transnation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference from the Proxy Statement for the Special Meeting of the Shareholders of Lawyers Title Corporation filed on January 29, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

    2,200,000 Shares of 7% Series B Cumulative Convertible Preferred Stock

                       4,824,561 Shares of Common Stock


                              [LandAmerica logo]


                       LandAmerica Financial Group, Inc.

  This Prospectus relates to 2,200,000 shares (the "Series B Preferred Shares") of the 7% Series B Cumulative Convertible Preferred Stock, no par value (the "Series B Preferred Stock"), of LandAmerica Financial Group, Inc., a Virginia corporation (the "Company"). This Prospectus also relates to the 4,824,561 shares (the "Common Shares" and, collectively with the Series B Preferred Shares, the "Shares") of the Common Stock, no par value (the "Common Stock"), of the Company, into which the Series B Preferred Shares are initially convertible, plus such additional currently indeterminate number of shares of Common Stock as are issuable pursuant to the anti-dilution provisions of the Series B Preferred Stock. Each Common Share also represents one preferred share purchase right under the Company's shareholder rights plan. See "Description of Capital Stock--Preferred Share Purchase Rights." All of the Series B Preferred Shares have been issued to, and all of the Shares are being offered and sold by, the Selling Shareholder identified in this Prospectus under the caption "The Selling Shareholder." The Company will not receive any part of the proceeds from the sale of the Shares.

  Subject to the limitations described in this Prospectus, the Selling Shareholder may sell all or any portion of the Shares for its own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then current market prices or in individually negotiated transactions at such prices as may be agreed upon. See "Plan of Distribution."

  The Company will pay all expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), including the preparation of this Prospectus. The Selling Shareholder will pay
(i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and (ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Shares. See "Plan of Distribution."

  See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with an investment in the Shares.

                               ----------------

  There currently is no market for the Series B Preferred Stock, and it is not likely that an active trading market for the Series B Preferred Shares will develop in the near future. The Common Stock is listed on the New York Stock Exchange under the symbol "LFG." On February 26, 1998, the closing sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $43.125 per share.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 27, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such reports, proxy statements and other information relating to the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto, which may be inspected and copied in the manner and at the locations described above. Statements contained herein concerning provisions of any document filed as an exhibit to the Registration Statement, incorporated by reference into this Prospectus or otherwise filed with the Commission are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following reports and other documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference into this Prospectus:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"), as amended by Form 10-K/A (Amendment No. 1), filed on January 21, 1998;

    (b) the portions of the Company's Proxy Statement for the Annual Meeting of Shareholders held on May 20, 1997 that have been incorporated by reference into the Form 10-K;

    (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and on Form 10-Q/A for the quarter ended September 30, 1997;

    (d) the Company's Current Reports on Form 8-K filed on September 2, 1997, November 20, 1997, December 23, 1997 and February 6, 1998;

    (e) (i) the description of the Common Stock and associated preferred share purchase rights contained in the registration statement on Form 8-A dated September 29, 1995 and filed on October 2, 1995, as amended by Amendment No. 1 and Amendment No. 2 thereto, dated August 29, 1997 and December 23, 1997, respectively, and filed on September 2, 1997 and December 23, 1997, respectively; and

      (ii) the description of the Series B Preferred Stock contained in the registration statement on Form 8-A dated and filed on February 27, 1998; and

    (f) the Company's definitive Proxy Statement for the Special Meeting of Shareholders held on February 27, 1998, filed on January 29, 1998 (the "Proxy Statement"), except for the information contained therein under the heading "The Acquisition--Opinion of the Company's Financial Advisor."

  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this Prospectus) modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than certain exhibits to such documents). Requests for such copies should be directed to Russell W. Jordan, III, Esquire, Secretary and General Counsel, LandAmerica Financial Group, Inc., 6630 West Broad Street, Richmond, Virginia 23230, telephone number (804) 281-6700.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

  Certain information that is included or incorporated by reference into this Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Among other things, these statements relate to the financial condition, results of operations and business of the Company, including statements relating to: (i) the cost savings and accretion to reported earnings that will be realized from the Company's acquisition of all of the issued and outstanding shares of the capital stock of Commonwealth Land Title Insurance Company ("Commonwealth") and Transnation Title Insurance Company ("Transnation" and, collectively with Commonwealth, "Commonwealth/Transnation") completed on February 27, 1998 (the "Acquisition"); and (ii) the potential impact on financial ratios, margins, revenues and profitability as a result of the Acquisition. These forward-looking statements are generally identified by phrases such as "the Company expects" or words of similar import. These forward-looking statements involve certain risks and uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Further, any such statement is specifically qualified in its entirety by the following cautionary statements and the "Risk Factors" appearing elsewhere in this Prospectus. See "Risk Factors."

  In connection with the Acquisition, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) expected cost savings from the Acquisition cannot be fully realized or realized within the expected time frame; (ii) costs or difficulties related to the integration of the businesses of the Company and Commonwealth/Transnation are greater than expected; (iii) revenues following the Acquisition are lower than expected; (iv) competitive pressure in the title insurance industry increases significantly; (v) general economic conditions, either nationally or in one or more of the states in which the Company will conduct business, are less favorable than expected; or (vi) legislation or regulatory changes adversely affect the businesses conducted by the Company.

  In connection with the title insurance industry in general, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: (i) the costs of producing title evidence are relatively high, whereas premium revenues are subject to regulatory and competitive restraints; (ii) the amount of title insurance business available is influenced by housing starts, housing resales and commercial real estate transactions; (iii) real estate activity levels have historically been cyclical and are influenced by such factors as interest rates and the condition of the overall economy; (iv) the value of the Company's investment portfolio is subject to fluctuation based on similar factors; (v) the title insurance industry may be exposed to substantial claims by large classes of claimants; and (vi) the industry is regulated by state laws that require the maintenance of minimum levels of capital and surplus and that restrict the amount of dividends that may be paid by the Company's insurance subsidiaries without prior regulatory approval.

  The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, in addition to the other information presented elsewhere in this Prospectus, before purchasing the Shares offered hereby.

Effect of Competition on Revenues

  The title insurance business is very competitive, primarily in the areas of price, service and expertise. For larger commercial customers and mortgage originators, the size and financial strength of the title insurer are also important factors. Although the Company is one of the largest title insurance organizations in the country, based on premium and fee revenues, at least five other title insurance underwriters have the size, capital base and agency networks to compete effectively with the Company. Also, the removal of regulatory barriers in the future might result in new competitors, including financial institutions, entering the title insurance business. Intense competition among the major title insurance companies and any such new entrants could lower premium and fee revenues for the Company.

Potential Uncertainty of Realization of Expense Savings

  While the Company expects to realize recurring annual pre-tax expense savings of approximately $40.0 million over the four quarters following the consummation of the Acquisition from reductions in staff and the consolidation or elimination of duplicative facilities and services, no assurance can be given that any particular level of savings will, in fact, be realized or that such savings will be realized over any particular time period.

Susceptibility of Revenues to Change in Economic Conditions

  The amount of title insurance business available is dependent upon, among other things, the volume of commercial and residential real estate transactions. The volume of such transactions has historically been influenced by such factors as interest rates and the health of the overall economy. When interest rates are increasing, real estate activity typically declines and the title insurance industry tends to experience lower revenues. Accordingly, no assurance can be given that historical levels of premiums and fees received by the Company and Commonwealth/Transnation will be available to the Company in the future.

Increased Leverage and Demands on Available Cash

  The Company historically has utilized little or no funded debt. To finance the Acquisition, the Company entered into a senior credit facility in an aggregate principal amount of up to $237.5 million with a group of financial institutions (the "Credit Facility") and borrowed approximately $200.7 million to finance the cash portion of the purchase price of the Acquisition. This debt, and the issuance of the Series B Preferred Shares in the Acquisition, have created increased demands upon the available cash of the Company to pay debt service on the Credit Facility and dividends on the Series B Preferred Stock. No assurance can be given that such increased debt service and preferred stock dividend requirements will not have an adverse impact on the Company's liquidity and capital position.

  The Credit Facility is available pursuant to a Revolving Credit Agreement, dated as of November 7, 1997 (the "Credit Agreement"), between the Company and Bank of America National Trust and Savings Association, individually and as Administrative Agent for a syndicate of 11 other banks. A copy of the Credit Agreement has been filed with the Commission on a Current Report on Form 8-K and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

Concentration of Share Ownership

  The Selling Shareholder holds 4,039,473 shares of Common Stock, representing approximately 26.8% of the issued and outstanding shares of Common Stock. As a result, the Selling Shareholder is a substantial shareholder and, subject to the limitations of a Voting and Standstill Agreement dated February 27, 1998 (the "Voting and Standstill Agreement"), between the Company, the Selling Shareholder and Reliance Group Holdings, Inc. ("Reliance"), will have significant influence on the outcome of certain matters requiring a shareholder vote. To the extent that the Company's Articles of Incorporation (the "Company's Charter") requires the affirmative vote of the holders of at least 80% of the Common Stock to approve certain business combination transactions, the Selling Shareholder and its affiliates will be able to prevent approval of such transactions so long as they hold at least 20% of the issued and outstanding shares of Common Stock. See "The Selling Shareholder" and "Description of Capital Stock--Certain Provisions of the Company's Charter and Bylaws."

  In addition, the Selling Shareholder holds the Series B Preferred Shares offered hereby, which are initially convertible into the 4,824,561 Common Shares also offered hereby. Under the terms of the Voting and Standstill Agreement, unless certain specified events occur, the Selling Shareholder and its affiliates are prohibited from converting the Series B Preferred Stock into Common Stock until the Selling Shareholder and its affiliates dispose completely of the 4,039,473 shares of Common Stock received by the Selling Shareholder in the Acquisition. See "The Selling Shareholder" and "Description of Capital Stock--Series B Preferred Stock." However, if any of certain specified events were to occur, then the Selling Shareholder and its affiliates would be able to convert some or all of the Series B Preferred Stock into Common Stock. If all of the Series B Preferred Shares were converted into the 4,824,561 Common Shares following the Acquisition and the Selling Shareholder and its affiliates had not disposed of any of the 4,039,473 shares of Common Stock received by the Selling Shareholder in the Acquisition, the Selling Shareholder and its affiliates would hold in the aggregate 8,864,034 shares of Common Stock, or approximately 44.6% of the issued and outstanding shares of Common Stock following consummation of all of the transactions contemplated by the Acquisition. As a result, the Selling Shareholder and its affiliates would be able to exercise, subject to the limitations of the Voting and Standstill Agreement, significant influence on the outcome of matters requiring a shareholder vote. See "The Selling Shareholder" and "Description of Capital Stock--Series B Preferred Stock" and "--Acquisition Covenants Regarding Non-Performance Remedies."

Potential Change of Control upon Certain Events

  The Voting and Standstill Agreement provides that the Selling Shareholder and its affiliates will vote the shares of Common Stock held by them (i) in accordance with the recommendation of the Company's Board of Directors with respect to nominees to the Board of Directors (other than the three directors designated by the Selling Shareholder), (ii) with respect to any contest for the election of directors in connection with any tender offer, in the same proportion as the total votes cast by or on behalf of all shareholders of the Company, (iii) with respect to any matters related to share issuance, mergers, acquisitions and divestitures, in accordance with the independent judgment of the Selling Shareholder and its affiliates, and (iv) with respect to all other matters not otherwise provided, in accordance with the recommendation of the Company's Board of Directors. These voting requirements terminate if certain events occur. See "Description of Capital Stock--Acquisition Covenants Regarding Non-Performance Remedies."

  The provisions of the Series B Preferred Stock provide that, in the event of certain defaults related primarily to the Company's combined ratio as it compares to comparable title insurance companies and the Company's claims-paying ability ratings, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. In addition, in the event of certain defaults related primarily to dividend payments on the Series B Preferred Stock, the size of the Company's Board of Directors will be increased by three directors and the Selling Shareholder will be entitled to designate three additional directors to fill the newly created seats. Furthermore, if the Company defaults on any of its material debt obligations in excess of $15.0 million or the Company fails to pay the stated dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, the

Company must increase the size of the Board of Directors to allow additional directors to be designated by the Selling Shareholder such that the total number of directors designated by the Selling Shareholder will constitute a majority of the Board of Directors. See "Description of Capital Stock-- Acquisition Covenants Regarding Non-Performance Remedies."

Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries

  As a holding company whose principal assets are the securities of its insurance subsidiaries, the Company's ability to meet debt service obligations and pay operating expenses and dividends, if authorized by its Board of Directors, depends primarily on the receipt of sufficient dividends from such insurance subsidiaries. The insurance statutes and related regulations of Virginia, Pennsylvania and Arizona, among other states, require the maintenance of minimum amounts of statutory capital and place certain restrictions upon the amount of dividends that the insurance subsidiaries may pay.

  The Company's ability to pay dividends on the Common Stock will also be subject to the dividend priority of the Series B Preferred Stock and certain financial covenants relating to the Credit Facility. See "Description of Capital Stock--Series B Preferred Stock."

Government Regulation of Insurance Subsidiaries

  The Company's subsidiaries are subject to regulation by the state insurance authorities of the various states in which they transact business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve regulation of dividend payments and other transactions between affiliates, prior approval of the acquisition and control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates for insurance, standards of solvency and minimum amounts of capital surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders, approval of policy forms, methods of accounting, establishing reserves for losses and loss adjustment expenses, regulation of underwriting and marketing practices, regulation of reinsurance and filing of annual and other reports with respect to financial condition and other matters. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might want to take to enhance its operating results. Such regulation is generally intended for the protection of policyholders rather than security holders. In addition, state regulatory examiners perform periodic examinations of insurance companies.

  The insurance regulatory framework has recently been subject to increased scrutiny by the National Association of Insurance Commissioners, state legislators and insurance regulators in the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company or its subsidiaries.

Provisions Having Possible Anti-Takeover Effects

  The Company's Charter and Bylaws and the Amended and Restated Rights Agreement (as defined below), as well as Virginia corporation law and the insurance laws of various states, all contain certain provisions that could have the effect of discouraging a prospective acquiror from making a tender offer, or which may otherwise delay, defer or prevent a change in control of the Company. See "Description of Capital Stock--Preferred Share Purchase Rights," "--Certain Provisions of the Company's Charter and Bylaws," "-- Affiliated Transactions," "--Control Share Acquisitions."

Uncertainties Relating to Integration of Operations

  The Company expects that the Acquisition will result in operating and strategic benefits. The anticipated benefits of the Acquisition may not be achieved unless the operations of the Company are successfully combined with those of Commonwealth/Transnation in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. Any diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the Company. The combination of the two operations will also require integration of the two organizations' product offerings and systems and the coordination of their sales and marketing efforts. Difficulties in assimilation may be increased by the necessity of integrating personnel with different business backgrounds and combining two different corporate cultures. In addition, the process of combining the Company and Commonwealth/Transnation could cause the interruption of, or a loss of momentum in, the activities of either or both of the organizations' businesses, which could have an adverse effect on their combined operations. There can be no assurance that either organization will retain its key management, technical, sales and marketing personnel or that the Company will realize any of the other anticipated benefits of the Acquisition. Failure to achieve the anticipated benefits of the Acquisition or to successfully integrate the operations of Commonwealth/Transnation with those of the Company could have a material adverse effect upon the business, operating results and financial condition of the Company.

Limited Market for Series B Preferred Shares

  There is no public market for the Series B Preferred Shares offered hereby, and it is not likely that an active trading market will develop for the Series B Preferred Shares in the near future. Investors, therefore, should not expect to be able to liquidate readily their investment in shares of Series B Preferred Stock. Likewise, there is no guarantee that the Series B Preferred Shares can be resold for the price paid for them.

                                  THE COMPANY

  The Company was organized in 1991 under the name "Lawyers Title Corporation" to serve as a holding company for Lawyers Title Insurance Corporation ("Lawyers Title"). On February 27, 1998, the Company completed the Acquisition from the Selling Shareholder. The Company, through its Lawyers Title, Commonwealth/Transnation and other subsidiaries, is one of the largest companies in the United States issuing title insurance policies and performing other real estate-related services for both residential and commercial real estate transactions based upon title operating revenues (premiums and title search, escrow and other fees). Title insurance is generally accepted as the most efficient means of determining title to, and priority of interests in, real estate in nearly all parts of the United States.

  Lawyers Title markets through its nationwide branch office network, consisting of 14 National Division offices and approximately 260 branch and closing/escrow offices, and through approximately 3,800 independent agents and 36,000 approved attorneys. Lawyers Title has two wholly owned non-insurance subsidiaries devoted to computer automation of various aspects of the title insurance business, including on-line title plants, policy issuance, and closing documentation and support functions. In 1996, Lawyers Title further diversified its business by engaging in two separate joint ventures with third parties to provide employee relocation and flood certification services. Lawyers Title conducts business in 49 states (Iowa does not authorize title insurance) and in the District of Columbia, Puerto Rico, the U.S. Virgin Islands, the Bahamas and a number of Canadian provinces.

  Founded in 1876, Commonwealth/Transnation is the oldest title insurance underwriter for residential and commercial real estate in the United States. Commonwealth/Transnation, through its respective subsidiaries and divisions, provides a complete range of title and closing services through an extensive network of more than 4,000 policy-issuing locations nationwide, including branch offices, independent agents and approved attorneys. Commonwealth/Transnation is organized into five regions with approximately 340 offices in 49 states, as well as the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

  The Company's executive offices are located at 6630 West Broad Street, Richmond, Virginia 23230, and its telephone number is (804) 281-6700.

                                USE OF PROCEEDS

  All of the Shares covered by this Prospectus are being offered by the Selling Shareholder. As a consequence, the Company will not receive any of the proceeds from the sale of any of the Shares.

                      RATIO OF EARNINGS TO FIXED CHARGES

  For the years 1992 through 1996, and for the period ended September 30, 1997, the Company's borrowings under its credit lines have not been material, and interest expense has not exceeded $1.1 million. In addition, there have been no shares of the Company's preferred stock outstanding during any of the periods indicated above. Therefore, the ratio of earnings to fixed charges data for the Company are not meaningful and have not been provided.

                            THE SELLING SHAREHOLDER

  The Selling Shareholder is Reliance Insurance Company, a Pennsylvania corporation. The Selling Shareholder and its property and casualty insurance subsidiaries underwrite a broad range of commercial lines of property and casualty insurance. The Selling Shareholder has conducted business since 1817, making it one of the oldest property and casualty insurance companies in the United States. The Selling Shareholder is a wholly owned subsidiary of Reliance Financial Services Corporation, a Delaware corporation, which is a wholly owned subsidiary of Reliance. Reliance is a publicly held company whose principal business is the ownership of property and casualty and title insurance companies and an information technology consulting company. The common stock of Reliance is traded on the NYSE under the symbol "REL."

  Prior to the Company's acquisition of Commonwealth and Transnation, the Selling Shareholder did not own any shares of Common Stock. Pursuant to a Stock Purchase Agreement by and among the Company, Lawyers Title, the Selling Shareholder and Reliance dated as of August 20, 1997, as amended and restated by an Amended and Restated Stock Purchase Agreement by and among such parties, dated as of December 11, 1997 (the "Stock Purchase Agreement"), the Company acquired all of the issued and outstanding shares of the capital stock of Commonwealth and Transnation. Upon the consummation of the Acquisition, the Selling Shareholder received the 2,200,000 Series B Preferred Shares offered hereby, which shares are initially convertible into the 4,824,561 Common Shares also offered hereby, as part of the purchase price paid by the Company. The Selling Shareholder also received in the Acquisition (i) 4,039,473 shares of Common Stock, (ii) $65.9 million in cash, representing the net proceeds from the sale of 1,750,000 shares of Common Stock offered to the public by the Company, and (iii) approximately $200.7 million in cash. The 4,039,473 shares of Common Stock (collectively with the Series B Preferred Shares and Common Shares offered hereby, the "Acquisition Shares") are being registered by the Company under the Securities Act, pursuant to a separate registration statement and prospectus, for resale by the Selling Shareholder simultaneously with the registration of the Series B Preferred Shares and Common Shares offered hereby.

  In connection with the Acquisition, the Company, the Selling Shareholder and Reliance entered into the Voting and Standstill Agreement. The Voting and Standstill Agreement, among other things, (i) provides for the designation by the Selling Shareholder of three directors to be nominated and recommended for election to the Company's Board of Directors, (ii) prohibits the Selling Shareholder and Reliance and their affiliates from acquiring any additional shares of Common Stock or Series B Preferred Stock (except as permitted under the Voting and Standstill Agreement), (iii) requires that the Selling Shareholder and Reliance and their affiliates vote their shares of Common Stock in a certain manner depending upon the matter that is subject to a vote of the Company's shareholders, (iv) requires the sale of the 4,039,473 shares of Common Stock received by the Selling Shareholder in the Acquisition within 6 1/2 years after the effective date of the registration statement for such shares (subject to extension as provided in the Voting and Standstill Agreement), (v) requires the Selling Shareholder, with respect to the 2,200,000 Series B Preferred Shares offered hereby and any Common Shares received upon conversion of such Series B Preferred Shares, to sell so many of the Series B Preferred Shares or Common Shares received upon conversion thereof held by it or its affiliates as is necessary to reduce the Selling

Shareholder Ownership Percentage (as defined below) to less than 20% of the Adjusted Outstanding Shares (as defined below) by not later than 8 1/2 years after the effective date of the Registration Statement (subject to extension as provided in the Voting and Standstill Agreement), (vi) restricts the ability of the Selling Shareholder and its affiliates to convert the Series B Preferred Shares then held by them until all of the 4,039,473 shares of Common Stock received by the Selling Shareholder in the Acquisition (and certain additional shares that may be issued with respect to such shares) have been sold to persons that are not, at the time of the sale, conveyance or transfer, an affiliate of the Selling Shareholder, provided that such restriction shall not apply upon the occurrence of certain specified events set forth in the Voting and Standstill Agreement, and (vii) prohibits the knowing transfer of any of the Acquisition Shares to any person or group if, as a result of such transfer, such person or group would have beneficial ownership of Common Stock representing in the aggregate more than 9.9% of the issued and outstanding shares of Common Stock (subject to exceptions set forth in the Voting and Standstill Agreement).

  The Voting and Standstill Agreement also permits the Selling Shareholder to transfer the Shares to its affiliates under certain circumstances. Any affiliate of the Selling Shareholder that acquires such Shares under the terms of the Voting and Standstill Agreement shall, upon such acquisition, be deemed to be a Selling Shareholder hereunder and may offer and sell such Shares pursuant to and in accordance with the "Plan of Distribution" set forth below.

  "Selling Shareholder Ownership Percentage" means, at any time, the percentage of the Adjusted Outstanding Shares that is beneficially owned in the aggregate by the Selling Shareholder and its affiliates. "Adjusted Outstanding Shares" means, at any time and with respect to the determination of the Selling Shareholder Ownership Percentage as it relates to the Selling Shareholder and its affiliates, the total number of shares of Common Stock then issued and outstanding together with the total number of shares of Common Stock not then issued and outstanding that would be outstanding if (x) all then existing shares of Series B Preferred Stock had been converted and (y) all then existing warrants and options exercisable into shares of Common Stock had been exercised (other than underwriters' over-allotment options and stock options granted under benefit plans of the Company or any of its affiliates), but excluding any rights that may be exercisable under the Company's shareholder rights plan. As of February 27, 1998, the Selling Shareholder Ownership Percentage was 44.6%, and the Adjusted Outstanding Shares was 19,869,154.

  Copies of the Stock Purchase Agreement and the Voting and Standstill Agreement have been filed with the Commission as part of the Proxy Statement and are incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                             PLAN OF DISTRIBUTION

  The Company has no specific information concerning whether or when any offers or sales of Shares covered by this Prospectus will be made, or if made, concerning the price, terms or conditions of any such offers or sales. The Selling Shareholder and its agents and representatives may, from time to time, offer and sell the Shares by one or more of the following methods: (i) ordinary brokerage transactions on the NYSE by one or more brokers acting as agent for the Selling Shareholder, at a price or prices related to the then current market price of the Common Stock, with such commissions to be paid by the Selling Shareholder to the broker as shall be agreed upon by them; (ii) underwritten transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account at a price or prices related to the then current market price of the Common Stock, less such discount, if any, as shall be agreed upon by the Selling Shareholder and such broker or dealer; (iii) by a combination of the methods described above; or
(iv) in privately negotiated transactions. Sales of the Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus. This Prospectus also covers sales by any affiliates of the Selling Shareholder that acquire such Shares under the terms of the Voting and Standstill Agreement.

  In connection with the distribution of the Shares, the Selling Shareholder may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they may assume with the Selling Shareholder. The Selling Shareholder may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. The Selling Shareholder may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers which may sell such Shares pursuant to this Prospectus. The Selling Shareholder may also pledge the Shares to a broker-dealer or financial institution and upon default the broker-dealer or financial institution may effect the sales of the pledged Shares pursuant to this Prospectus.

  The distribution of the Shares by the Selling Shareholder is not currently subject to any underwriting agreement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Shareholder and/or purchasers of Shares, for whom they may act. Such discounts, concessions, commissions or fees will not exceed those customary for the type of transactions involved. In addition, the Selling Shareholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Shares may be deemed to be "underwriters" under the Securities Act, and any profits on the sale of Shares by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of the Shares will be selected by the Selling Shareholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

  There is no assurance that the Selling Shareholder will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

  The Shares covered by this Prospectus have been registered under the Securities Act pursuant to a Registration Rights Agreement between the Company and the Selling Shareholder dated February 27, 1998 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company agreed to file one or more registration statements, including the Registration Statement, with the Commission to register the resale of the Acquisition Shares under the Securities Act and, after such registration statement(s) become effective, use its best efforts to maintain the effectiveness of any such registration statement(s) for specified time periods.

  The Registration Rights Agreement contains provisions under which the Company may require the Selling Shareholder and its affiliates to temporarily refrain from effecting public sales of the Acquisition Shares (a "Holdback Period"). For each Holdback Period, the specified time period for which the Company is required to maintain the effectiveness of any registration statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Holdback Period. In addition, upon the issuance of a stop order suspending the effectiveness of any registration statement(s), or any order suspending or preventing the use of any related Prospectus or suspending the registration or qualification of any Acquisition Shares for sale in any jurisdiction, the Selling Shareholder and its affiliates, upon written notice, will discontinue all transfers and sales of the Acquisition Shares ("Discontinuance Period") and the specified time period for which the Company is required to maintain the effectiveness of any Registration Statement(s) related to the Acquisition Shares will be extended for a period of time equal to the Discontinuance Period.

  The Company will pay all expenses in connection with all registrations of the Acquisition Shares and the Selling Shareholder will pay (i) any fees or disbursements of counsel to the Selling Shareholder or any underwriter and
(ii) all underwriting discounts and commissions and transfer taxes, if any, and documentary stamp taxes, if any, relating to the sale or disposition of the Acquisition Shares. In the case of an underwritten offering of Acquisition Shares, the Selling Shareholder will have the right to select a lead managing underwriter or underwriters and the Company will have the right to select a co-managing underwriter or underwriters.

  Under the Registration Rights Agreement, the Company will indemnify the Selling Shareholder against certain liabilities, including liabilities arising under the federal securities laws.

  The Acquisition Shares will no longer be subject to the Registration Rights Agreement when (i) a Registration Statement covering such Acquisition Shares has been declared effective under the Securities Act and such Acquisition Shares have been sold pursuant to such effective Registration Statement, (ii) such Acquisition Shares are distributed to the public pursuant to Rule 144 under the Securities Act, (iii) such Acquisition Shares have been otherwise transferred or disposed of and new certificates have been issued without a legend that restricts further transfer or disposition and, at such time, any subsequent transfer or disposition of such securities will not require registration or qualification under the Securities Act or any similar state law then in force, or (iv) such Acquisition Shares have ceased to be outstanding.

  A copy of the Registration Rights Agreement has been filed with the Commission as part of the Proxy Statement and is incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Virginia law and the Company's Articles of Incorporation (the "Company's Charter") and Bylaws, the complete text of which are on file with the Commission.

Authorized and Outstanding Capital Stock

  The Company's authorized capital stock consists of 45,000,000 shares of Common Stock, without par value, and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). At February 27, 1998, there were 15,044,593 shares of Common Stock and 2,200,000 shares of Series B Preferred Stock issued and outstanding. No additional shares of Preferred Stock have been issued.

Common Stock

  The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Company's Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

  Under the Company's Charter, the Board of Directors, without shareholder approval, is authorized to issue shares of Preferred Stock in one or more series and to designate, with respect to each such series of Preferred Stock, the number of shares in each such series, the dividend rates, preferences and date of payment, voluntary and involuntary liquidation preferences, the availability of redemption and the prices at which it may occur, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued may be senior to the Common Stock as to dividends and as to distribution in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock.

  The Board of Directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"), for issuance upon the exercise of the preferred share purchase rights (the "Rights") described below. See "--Preferred Share Purchase Rights." The Board of Directors has further authorized 2,200,000 shares of Series B Preferred Stock, all of which were issued to the Selling Shareholder in the Acquisition. See "--Series B Preferred Stock."

  The creation and issuance of any other series of Preferred Stock, and the relative rights and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

Preemptive Rights

  No holder of any share of Common Stock or Preferred Stock has any preemptive right to subscribe to any securities of the Company of any kind or class.

Series B Preferred Stock

  General. The following summary is a brief description of the terms of the Series B Preferred Stock. The description of the Series B Preferred Stock is qualified in its entirety by reference to the exhibit to the Articles of Amendment to the Company's Charter that contains the designation of the Series B Preferred Stock (the "Preferred Stock Designation"), the complete text of which is on file with the Commission.

  Dividend Rights. The holders of Series B Preferred Stock will be entitled to receive when and as declared by the Board of Directors, out of funds legally available therefor, quarterly cumulative cash dividends at an annual rate of 7% of the stated value of $50 per share, or $3.50 per share. Such dividends will be payable on the last day of March, June, September and December of each year, commencing on the date on which shares of the Series B Preferred Stock are initially issued by the Company (the "Initial Issuance Date").

  Dividends on the Series B Preferred Stock will be cumulative. As a result, if the Board of Directors chooses not to declare a dividend on the Series B Preferred Stock for a particular dividend period, holders of the Series B Preferred Stock will retain the right to receive that dividend in the future. The Board of Directors may declare dividends that are in arrears at any time.

  The Series B Preferred Stock will be senior to the Common Stock and the Series A Preferred Stock. Accordingly, no dividends may be declared, paid or set aside, on the Common Stock and the Series A Preferred Stock unless all dividends on the Series B Preferred Stock, including all unpaid dividends for past periods, have been paid in cash or cash sums sufficient therefor have been set aside.

  Each dividend on the Series B Preferred Stock will be payable to holders of record as of the 15th day of the month in which the dividend is payable or such other date as may be fixed by the Board of Directors, which date shall not be less than 10 days or more than 30 days prior to the date of payment.

  Holders of the Series B Preferred Stock will not be entitled to receive any dividends in excess of the dividends described above and, except as provided in the provisions of the Series B Preferred Stock, will not be entitled to participate in the earnings or assets of the Company.

  Conversion Rights. Shares of the Series B Preferred Stock will be convertible at any time at the option of the holder into fully-paid and nonassessable shares of Common Stock at a conversion price of $22.80 per share of Common Stock (equivalent to a Conversion Ratio of approximately 2.193 shares of Common Stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price").

  To protect against dilution, the Conversion Price will be subject to adjustment from time to time upon certain events, including the issuance of Common Stock as a dividend or distribution on shares of Common Stock, splits or combinations of outstanding shares of Common Stock, the issuance to holders of Common Stock generally of options, rights or warrants to subscribe for Common Stock or other securities of the Company at less than the current market price of the Common Stock, or the issuance of Common Stock upon the exercise of the Rights.

  If the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger,
(ii) permits any other person to consolidate with or merge into the Company and the Company is the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, (iii) transfers all or substantially all of the assets or property of the Company to any other person, or (iv) effects a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Conversion Price is required to be made), then there will be no adjustment of the Conversion Price, but each holder of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be entitled to receive (at the Conversion Price in effect at the time of such consummation) the kind and amount of shares of stock and other securities, cash and property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, exchange, sale, transfer, reorganization or reclassification if such share had been converted immediately before such event.

  Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall remain entitled to receive any unpaid dividends in respect of the shares so converted, provided that such holder held such shares on the date for determination of holders of the Series B Preferred Stock entitled to receive payment of such dividends.

  Fractional shares of Common Stock will not be delivered upon conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, in an amount equal to the Conversion Price as of the date of conversion multiplied by such fractional interest.

  Limitation on the Selling Shareholder's Conversion Rights. The right of the Selling Shareholder and its affiliates to convert shares of Series B Preferred Stock into shares of Common Stock will be subject to additional restrictions. The Series B Preferred Stock held by the Selling Shareholder and its affiliates shall not be convertible into shares of Common Stock until such time as the Selling Shareholder and its affiliates have sold, conveyed or transferred all of the 4,039,473 Shares of Common Stock offered hereby and such additional shares of Common Stock that the Company may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions or pursuant to the exercise of any Rights. The Selling Shareholder and its affiliates shall not be subject to such restriction in the event that (i) the Company calls for the redemption of the Series B Preferred Stock held by the Selling Shareholder or (ii) either the Company declares a regular quarterly dividend on the Common Stock of $.40 or more per share during any calendar year, or the Company declares one or more non-regular dividends on the Common Stock during any calendar year in an aggregate amount of $.50 or more per share, or the Company declares dividends on the Common Stock, whether regular or non-regular, in an aggregate amount of $1.60 or more per share during any calendar year. If the Company calls for redemption less than all of the Series B Preferred Stock held by the Selling Shareholder and its affiliates, then the Selling Shareholder and its affiliates shall be entitled to convert into shares of Common Stock only that number of the Series B Preferred Stock that have been so called for redemption.

  Furthermore, in the event that the Board of Directors has approved any negotiated tender or exchange offer with a third party or approved any merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company in which the holders of Common Stock are entitled to tender or exchange their holdings of Common Stock for, or to otherwise receive for their holdings of Common

Stock, other consideration (whether cash, non-cash or some combination thereof), the Company will either (i) permit the Selling Shareholder and its affiliates to convert all of the Series B Preferred Stock then held by them contingent upon, and effective as of, the closing of such transaction and without the right of the Selling Shareholder or any of its affiliates to vote the shares of Common Stock received upon any such conversion on any matter in connection with such transaction, or (ii) make appropriate provision to provide to the Selling Shareholder and any of its affiliates holding Series B Preferred Stock as of the closing date of such transaction the same kind and amount of consideration receivable by the holders of the Common Stock in such transaction. If the Company elects to make such appropriate provision, the Selling Shareholder and its affiliates shall not be entitled thereafter to receive any shares of stock, other securities, cash or property with respect to such shares of the Series B Preferred Stock with respect to which full payment of the consideration has been received.

  Redemption. At any time on or after the fifth anniversary of the Initial Issuance Date, the Company, at the option of the Board of Directors, may redeem all or part of the outstanding shares of the Series B Preferred Stock upon the specified notice. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall redeem a pro rata portion from each holder of Series B Preferred Stock.

  If the Company elects to redeem the Series B Preferred Stock on or after the fifth anniversary of the Initial Issuance Date, the Company shall pay the stated value of $50.00 per share plus a premium over such $50.00, which premium shall be 4.0% on the fifth anniversary of the Initial Issuance Date and decline by 1.0% per year over the next five years. At that time and thereafter, the Series B Preferred Stock may be redeemed at $50.00 per share. The Company shall also pay upon redemption all accrued and unpaid dividends to and including the date fixed for redemption. The Series B Preferred Stock places no limits on the source of funds to be used for any redemption of the Series B Preferred Stock.

  No shares of Series B Preferred Stock may be redeemed, unless all dividends on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all prior dividend periods and the current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock by the Company pursuant to a purchase or acquisition made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

  Liquidation. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, before any payment shall be made in respect of the Common Stock or any other class of stock of the Company ranking junior to the Series B Preferred Stock, a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends to the date of such payment. If, upon such dissolution, liquidation or winding up, the amounts payable as the liquidation preference to holders of Series B Preferred Stock and any other shares of stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets in proportion to the liquidation preference that each holder is entitled to receive.

  Voting. The holders of Series B Preferred Stock will not be entitled to vote at any meeting of the Company's shareholders, except as required by the Virginia Stock Corporation Act (the "Virginia Act") and as described below.

  Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares, voting separately as a class, will be entitled to vote for the election of two additional directors to the Company's Board of Directors at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock so in arrears or at the next annual meeting of shareholders, if such request is received less than 60 days before the date fixed for the next annual meeting of the shareholders. Such holders will continue to be entitled to vote for the election of two additional directors at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash. Each such director elected as described above shall be elected by the affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at such meeting, which has been called, held and conducted in accordance with the terms of the Series B Preferred Stock. Each such director shall serve as a director until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash, at which time the term of each such director shall terminate and the number of directors shall be reduced accordingly.

  The holders of Series B Preferred Stock will be entitled to one vote per share on matters subject to a vote by such holders.

Preferred Share Purchase Rights

  Each outstanding share of Common Stock has associated with it one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $85 per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement, dated October 1, 1991, between the Company and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between the Company, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent (the "Rights Agreement"). In connection with the execution of the original Stock Purchase Agreement on August 20, 1997 and the Amended and Restated Stock Purchase Agreement on December 11, 1997, the Company executed an Amended and Restated Rights Agreement, dated August 20, 1997, and a First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997, with Wachovia Bank, N.A., as Rights Agent (collectively, the "Amended and Restated Rights Agreement"), copies of which have been filed with the Commission on Current Reports on Form 8-K and are incorporated by reference into this Prospectus. The following summary of certain terms of the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement. See "Incorporation of Certain Documents by Reference."

  The Rights will become exercisable only if a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, 20% or more of the outstanding shares of Common Stock. Under certain circumstances, the Board of Directors may reduce this threshold percentage to 10%. If a person or group of affiliated or associated persons has acquired beneficial ownership of, or has announced a tender offer for, the threshold percentage, each Right will entitle the registered holder, other than such person or group, to buy shares of Common Stock or Series A Preferred Stock having a market value equal to twice the exercise price. If the Company is acquired in a merger or other business combination, each Right will entitle the registered holder, other than such person or group, to purchase securities of the surviving company having a market value equal to twice the Purchase Price. The Rights will expire on August 20, 2007, and may be redeemed or exchanged by the Company at any time before they become exercisable.

  Until the Rights become exercisable, they are evidenced by the Common Stock certificates and are transferred with and only with such certificates.

  Pursuant to the Amended and Restated Rights Agreement, the Rights are not, and will not become, exercisable by virtue of the approval, execution, delivery or performance of the Stock Purchase Agreement or the Voting and Standstill Agreement, or by the acquisition of shares of Common Stock or Series B Preferred Stock by the Selling Shareholder or any affiliate of the Selling Shareholder as contemplated by the Stock Purchase Agreement or the Voting and Standstill Agreement.

Certain Provisions of the Company's Charter and Bylaws

  The Company's Charter and Bylaws contain provisions which may have the effect of delaying or preventing a change in control of the Company. The Company's Charter and Bylaws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote; (iii) that a vacancy on the Board of Directors shall be filled by the remaining directors; and (iv) that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions. The Company's Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director. The Company's Charter and Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the Board of Directors would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board of Directors.

  The Company's Charter also contains an "affiliated transaction provision" that provides that, in the event that holders of Common Stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of Common Stock are entitled to cast thereon shall be required for the approval of such transactions. Such supermajority approval would be required for (i) a merger or consolidation involving any person or entity who directly or indirectly owns or controls 10% or more of the voting power of the Company (an "Interested Shareholder") at the record date for determining shareholders entitled to vote and (ii) a sale, lease or exchange of substantially all of the Company's assets or property to or with an Interested Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with the Company. In addition, the Company's Charter provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Common Stock after any person or entity has become an Interested Shareholder. Notwithstanding the foregoing, the supermajority approval requirement does not apply to any transaction that is approved by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders within the meaning of these provisions. However, the supermajority approval requirement does not apply to the Acquisition because of its prior approval by the Board of Directors.

  The shares of Common Stock and Preferred Stock authorized by the Company's Charter provide the Board of Directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control of the Company. The Board of Directors has sole authority to determine the terms of any series of the Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of the Company.

  The foregoing provisions of the Company's Charter and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover and to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board of Directors, even if such a change were desired by, or would be beneficial to, a majority of the Company's shareholders. Such provisions therefore may have the effect of discouraging certain unsolicited offers for the Company's capital stock.

Liability and Indemnification of Directors and Officers

  As permitted by the Virginia Act, the Company's Charter contains provisions that indemnify directors and officers of the Company to the full extent permitted by Virginia law and seek to eliminate the personal liability of directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability for violations of statutory law, such as certain liabilities imposed on a director or officer under the federal securities laws.

  In addition, the Company's Charter provides for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. In certain cases, this right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

  The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as directors by limiting their exposure to personal liability for serving as such.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification from the Company may be sought. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, or of an affiliate of the Company pursuant to the Company's Charter or otherwise, the Board of Directors has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Affiliated Transactions

  The Virginia Act contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

  Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

  The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

  None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors. Upon consummation of the Acquisition, the Selling Shareholder and its affiliates became Interested Shareholders whose acquisition of shares has been approved by a majority of the Board of Directors, each of whom was a Disinterested Director.

  These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions

  The Virginia Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. The Company's Charter makes these provisions inapplicable to acquisitions of shares of the Company.

Acquisition Covenants Regarding Non-Performance Remedies

  The provisions of the Series B Preferred Stock contain covenants that entitle the Selling Shareholder to certain rights in specific default situations. These covenants may affect the rights of the Selling Shareholder, Reliance and their affiliates in a manner that could be adverse to the rights of holders of Common Stock. As described below, upon the occurrence of certain events, the Selling Shareholder will be entitled to additional seats on the Company's Board of Directors, and the Selling Shareholder, Reliance and their affiliates will no longer be subject to certain restrictions under the Voting and Standstill Agreement.

  Such rights are cumulative and are available only until the earlier of (i) the date that the Selling Shareholder Ownership Percentage is less than 20% or
(ii) the expiration of the time in which the Selling Shareholder is required to dispose of all shares of Series B Preferred Stock pursuant to the Voting and Standstill Agreement. In addition, such rights are exercisable solely and exclusively by the Selling Shareholder, whether the Selling Shareholder holds all shares of the Series B Preferred Stock or the Selling Shareholder and any of its affiliates hold any shares of Series B Preferred Stock. The rights are not transferable or assignable to subsequent holders of the Series B Preferred Stock. Any sale, conveyance or transfer of shares of the Series B Preferred Stock by the Selling Shareholder to any person who is not an affiliate of the Selling Shareholder at the time of such sale, conveyance or transfer shall render these rights null and void as to the shares of Series B Preferred Stock so sold, conveyed or transferred.

  Industry-Related Defaults. In the event that (i) the Company's combined ratio exceeds the weighted average of the combined ratios of certain predetermined comparable title insurance companies by more than five percentage points for any twelve month period (beginning with the twelve month period commencing January 1, 1998), with such calculation to be determined as of March 31, June 30, September 30 and December 31 of each year for the previous twelve months, and (ii) any two of Standard & Poors Corporation, Duff & Phelps Credit Rating Co. ("Duff & Phelps") or A.M. Best Company, Inc. have downgraded the Company's claims-paying ability rating to or below a rating of "BBB-" (or its equivalent), the Company will take such action as may be necessary to increase the size of the Board of Directors by three directors, fill the three vacancies created thereby with directors designated by the Selling Shareholder ("Designated Directors") and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the defaults described in this paragraph, the Selling Shareholder and its affiliates will no longer be required to (i) sell the shares of Common Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (ii) sell the shares of Series B Preferred Stock that the Selling Shareholder acquired in the Acquisition within the time period set forth in the Voting and Standstill Agreement, (iii) refrain from taking certain actions prohibited by the standstill provisions of the Voting and Standstill Agreement (other than the prohibition on acquiring additional shares of Common Stock), (iv) vote the shares of Common Stock held by them in the manner required by the Voting and Standstill Agreement or (v) sell the shares of Common Stock held by them before converting shares of Series B Preferred Stock into additional shares of Common Stock ((i) through (v) collectively, the "Restriction Releases").

  The title insurance companies to be included in the combined ratio analysis described above are Chicago Title Insurance Company, First American Title Insurance Company, Fidelity National Title Insurance Company and Old Republic Title Insurance Company. As of February 26, 1998, the Company's claims-paying ability rating was "A-" as determined by Duff & Phelps.

  Dividend Payment Defaults. In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on one occasion within five days of the applicable dividend payment date, the Company will take such action as may be necessary to increase the size of the Board of Directors of the Company by three directors and fill the three vacancies created thereby with Designated Directors and recommend such Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will be entitled to the Restriction Releases.

  In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on two occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Selling Shareholder and its affiliates will no longer be required to (i) refrain from acquiring additional shares of Common Stock or (ii) refrain from selling shares of Common Stock or Series B Preferred Stock to any person or group if, as a result of the sale, such person or group would beneficially own on a fully diluted basis more than 9.9% of the issued and outstanding shares of Common Stock.

  In the event that the Selling Shareholder or any affiliate of the Selling Shareholder beneficially owns shares of the Series B Preferred Stock and the Company fails to pay in cash the full amount of the dividend on the Series B Preferred Stock on three occasions, whether or not consecutive, within five days of the applicable dividend payment dates, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

  Material Obligation Defaults. In the event that the Company defaults on any of its material debt obligations in excess of $15.0 million (individually or at any one time in the aggregate) (a "Material Default"), and the Material Default is not cured or waived within the time period and manner prescribed by the applicable agreements or instruments and results in the acceleration of the amounts due thereunder, the Company will take such action as may be necessary to increase the size of the Board of Directors to a number that will permit the addition of a sufficient number of Designated Directors such that the total number of Designated Directors will constitute a majority of the Board of Directors, fill the vacancies created thereby with additional Designated Directors and recommend such additional Designated Directors for election as directors at the next annual meeting of the Company's shareholders. Furthermore, in the event of the default described in this paragraph, the

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Selling Shareholder and its affiliates will no longer be subject to any of the restrictions placed on them in the Voting and Standstill Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE

  As of February 27, 1998, the Company had outstanding 15,044,593 shares of Common Stock, all of which are freely tradable. As of February 27, 1998, the Company had outstanding options to purchase 730,997 shares of Common Stock, of which 548,285 were exercisable, at an average exercise price of $13.72 per share.

  Approximately 9,433,124 shares of Common Stock (which includes 4,039,473 shares of Common Stock issued to the Selling Shareholder in the Acquisition and 4,824,561 shares of Common Stock into which the Series B Preferred Shares offered hereby are convertible) and the Series B Preferred Shares offered hereby are or will be held by persons who may be deemed to be "affiliates" of the Company under the Securities Act and may be resold by them only in transactions registered under the Securities Act or permitted by the provisions of Rule 144. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with such party and may include certain officers, directors and principal shareholders of such party. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one and two-year holding period requirements.

  Pursuant to the Registration Rights Agreement, the Company has filed registration statements (including the Registration Statement of which this Prospectus is a part) under the Securities Act to register the Acquisition Shares for resale to the public. Pursuant to such registration statements, 4,039,473 shares of Common Stock and the Series B Preferred Shares offered hereby, as well as the 4,824,561 shares of Common Stock offered hereby into which such Series B Preferred Shares are convertible, will be available for resale in either public or private offerings and, subject to the Voting and Standstill Agreement, will be freely transferable.

  The availability of shares for sale or actual sales under Rule 144, pursuant to an effective registration statement under the Securities Act or otherwise, may have an adverse effect on the market price of the Common Stock. Sales pursuant to an effective registration statement or under Rule 144 or otherwise also could impair the Company's ability to market additional equity securities.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Williams, Mullen, Christian & Dobbins, P.C., Richmond, Virginia. Theodore L. Chandler, Jr., a principal in Williams, Mullen, Christian & Dobbins, is a director of the Company and beneficially owns an aggregate of 19,000 shares of Common Stock as of February 20, 1998. Other attorneys of that firm beneficially owned an aggregate of approximately 21,182 shares of Common Stock as of that date.

                                    EXPERTS

  The consolidated financial statements and schedules appearing in Lawyers Title Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein.

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Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Commonwealth and Transnation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference from the Proxy Statement for the Special Meeting of the Shareholders of Lawyers Title Corporation filed on January 29, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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